EXECUTION COPY









                          CHAMPION ENTERPRISES, INC.

                               CREDIT AGREEMENT

                        DATED AS OF SEPTEMBER 29, 1995

                            COMERICA BANK, AS AGENT





                               TABLE OF CONTENTS

                                                                         Page


1.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

2.   REVOLVING CREDIT. . . . . . . . . . . . . . . . . . . . . . . . . . . 13

     2.1   Commitment. . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     2.2   Accrual of Interest and Maturity; Margin Adjustments. . . . . . 13
     2.3   Prime-based Interest Payments . . . . . . . . . . . . . . . . . 14
     2.4   Eurodollar-based Interest Payments. . . . . . . . . . . . . . . 15
     2.5   Interest Payments on Conversions. . . . . . . . . . . . . . . . 15
     2.6   Reserved. . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     2.7   Requests for Advances and Requests for
           Refundings and Conversions of Advances. . . . . . . . . . . . . 15
     2.8   Disbursement of Revolving Credit Advances . . . . . . . . . . . 17
     2.9   Prepayment. . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     2.10  Prime-based Advance in Absence of Election
           or Upon Default . . . . . . . . . . . . . . . . . . . . . . . . 18
     2.11  Revolving Credit Commitment Fee . . . . . . . . . . . . . . . . 18
     2.12  Reduction of Indebtedness . . . . . . . . . . . . . . . . . . . 19
     2.13  Optional Reduction or Termination of
           Revolving Credit Commitment . . . . . . . . . . . . . . . . . . 19
     2.14  Extension of Revolving Credit Maturity Date . . . . . . . . . . 20
     2.15  Application of Advances . . . . . . . . . . . . . . . . . . . . 21

     2A.   LETTERS OF CREDIT . . . . . . . . . . . . . . . . . . . . . . . 21

     2A.1  Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . 21
     2A.2  Conditions to Issuance. . . . . . . . . . . . . . . . . . . . . 21
     2A.3  Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     2A.4  Letter of Credit Fees . . . . . . . . . . . . . . . . . . . . . 23
     2A.5  Issuance Fees . . . . . . . . . . . . . . . . . . . . . . . . . 24
     2A.6  Draws and Demands for Payment Under
           Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . 24
     2A.7  Obligations Irrevocable . . . . . . . . . . . . . . . . . . . . 25
     2A.8  Risk Under Letters of Credit. . . . . . . . . . . . . . . . . . 26
     2A.9  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . 27
     2A.10 Right of Reimbursement. . . . . . . . . . . . . . . . . . . . . 28
     2A.11 Existing Letters of Credit. . . . . . . . . . . . . . . . . . . 29

     2B.   SWING LINE CREDIT.. . . . . . . . . . . . . . . . . . . . . . . 29

     2B.1  Swing Line Advances.. . . . . . . . . . . . . . . . . . . . . . 29
     2B.2  Accrual of Interest . . . . . . . . . . . . . . . . . . . . . . 29
     2B.3  Requests for Swing Line Advances. . . . . . . . . . . . . . . . 30
     2B.4  Disbursement of Swing Line Advances.. . . . . . . . . . . . . . 31
     2B.5  Refunding of or Participation Interest in
           Swing Line Advances . . . . . . . . . . . . . . . . . . . . . . 31
     2B.6  Quoted Rate Advance Interest Payments . . . . . . . . . . . . . 32
     2B.7  Prime-based Advance Interest Payments . . . . . . . . . . . . . 33
     2B.8  Prepayment. . . . . . . . . . . . . . . . . . . . . . . . . . . 33

3.   SPECIAL PROVISIONS, CHANGES IN CIRCUMSTANCES AND YIELD
     PROTECTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

     3.1   Reimbursement of Expenses . . . . . . . . . . . . . . . . . . . 33
     3.2   Eurodollar Lending Office . . . . . . . . . . . . . . . . . . . 34
     3.3   Change in Circumstances . . . . . . . . . . . . . . . . . . . . 34
     3.4   Regulatory Changes. . . . . . . . . . . . . . . . . . . . . . . 34
     3.5   Increased Costs . . . . . . . . . . . . . . . . . . . . . . . . 34
     3.6   Capital Requirements. . . . . . . . . . . . . . . . . . . . . . 35

4.   CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

     4.1   Execution of Notes and this Agreement . . . . . . . . . . . . . 36
     4.2   Execution of Guaranty . . . . . . . . . . . . . . . . . . . . . 36
     4.3   Corporate Authority . . . . . . . . . . . . . . . . . . . . . . 36
     4.4   Representations and Warranties -- All Parties. . . . . . . . .  36
     4.5   Compliance with Certain Documents and
           Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     4.6   Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . . . 37
     4.7   No Default. . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     4.8   No Material Adverse Change. . . . . . . . . . . . . . . . . . . 37
     4.9   Termination of Prior Agreement. . . . . . . . . . . . . . . . . 37
     4.10  Facility Fee. . . . . . . . . . . . . . . . . . . . . . . . . . 37

5.   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . 37

     5.1   Organization, etc . . . . . . . . . . . . . . . . . . . . . . . 37
     5.2   No Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     5.3   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     5.4   Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . 38
     5.5   Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . 38
     5.6   Pension Plans . . . . . . . . . . . . . . . . . . . . . . . . . 38
     5.7   Financial Statements. . . . . . . . . . . . . . . . . . . . . . 38
     5.8   Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     5.9   Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . 39
     5.10  Representations . . . . . . . . . . . . . . . . . . . . . . . . 39
     5.11  Reserved. . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     5.12  Environmental Matters . . . . . . . . . . . . . . . . . . . . . 39
     5.13  Environmental Matters . . . . . . . . . . . . . . . . . . . . . 40
     5.14  Environmental Liabilities . . . . . . . . . . . . . . . . . . . 40
     5.15  Environmental Permits . . . . . . . . . . . . . . . . . . . . . 40

     6.    COMPANY'S AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . 40

     6.1   Deliveries. . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     6.2   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     6.3   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     6.4   Inspection. . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     6.5   Notification of Default . . . . . . . . . . . . . . . . . . . . 42
     6.6   Legal Existence . . . . . . . . . . . . . . . . . . . . . . . . 42
     6.7   Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . 42
     6.8   Reserved. . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     6.9   Compliance with ERISA . . . . . . . . . . . . . . . . . . . . . 43
     6.10  Notification of ERISA Matters . . . . . . . . . . . . . . . . . 43
     6.11  Consolidated Funded Debt Ratio. . . . . . . . . . . . . . . . . 43
     6.12  Consolidated Fixed Charge Coverage Ratio. . . . . . . . . . . . 43
     6.13  Consolidated Tangible Net Worth . . . . . . . . . . . . . . . . 43

7.   NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . 44

     7.1   Redemptions . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     7.2   Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     7.2A  Sale of Assets. . . . . . . . . . . . . . . . . . . . . . . . . 44
     7.3   Guarantee Obligations . . . . . . . . . . . . . . . . . . . . . 44
     7.4   Debt. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
     7.5   Acquisitions. . . . . . . . . . . . . . . . . . . . . . . . . . 45
     7.6   Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
     7.7   Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
     7.8   Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
     7.9   Pension Plans . . . . . . . . . . . . . . . . . . . . . . . . . 46
     7.10  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . 46

8.   ENVIRONMENTAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . 46

     8.1   General . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     8.2   Copies of Pleadings . . . . . . . . . . . . . . . . . . . . . . 46
     8.3   Notification. . . . . . . . . . . . . . . . . . . . . . . . . . 46
     8.4   Retention of Expert . . . . . . . . . . . . . . . . . . . . . . 46
     8.5   Environmental Audit . . . . . . . . . . . . . . . . . . . . . . 46
     8.6   Indemnification . . . . . . . . . . . . . . . . . . . . . . . . 47
     8.7   Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47

9.   DEFAULTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47

     9.1   Defaults. . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
     9.2   Exercise of Remedies. . . . . . . . . . . . . . . . . . . . . . 49
     9.3   Rights Cumulative . . . . . . . . . . . . . . . . . . . . . . . 50
     9.4   Waiver by Company of Certain Laws . . . . . . . . . . . . . . . 50
     9.5   Waiver of Defaults. . . . . . . . . . . . . . . . . . . . . . . 50
     9.6   Interest on Default . . . . . . . . . . . . . . . . . . . . . . 50

10.  PAYMENTS, RECOVERIES AND COLLECTIONS. . . . . . . . . . . . . . . . . 51

     10.1  Payment Procedure . . . . . . . . . . . . . . . . . . . . . . . 51
     10.2  Pro-rata Recovery . . . . . . . . . . . . . . . . . . . . . . . 52
     10.3  Application of Proceeds . . . . . . . . . . . . . . . . . . . . 52

11.  Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52

     11.1  Appointment of Agent. . . . . . . . . . . . . . . . . . . . . . 52
     11.2  Deposit Account with Agent. . . . . . . . . . . . . . . . . . . 53
     11.3  Scope of Agent's Duties . . . . . . . . . . . . . . . . . . . . 53
     11.4  Successor Agent . . . . . . . . . . . . . . . . . . . . . . . . 54
     11.5  Loans by Agent. . . . . . . . . . . . . . . . . . . . . . . . . 54
     11.6  Credit Decisions. . . . . . . . . . . . . . . . . . . . . . . . 54
     11.7  Agent's Fees. . . . . . . . . . . . . . . . . . . . . . . . . . 55
     11.8  Authority of Agent to Enforce Notes and This Agreement. . . . . 55
     11.9  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . 55
     11.10       Knowledge of Default. . . . . . . . . . . . . . . . . . . 56
     11.11       Agent's Authorization; Action by Banks. . . . . . . . . . 56
     11.12       Enforcement Actions by the Agent. . . . . . . . . . . . . 56

12.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57

     12.1  Accounting Principles . . . . . . . . . . . . . . . . . . . . . 57
     12.2  Consent to Jurisdiction . . . . . . . . . . . . . . . . . . . . 57
     12.3  Law of Michigan . . . . . . . . . . . . . . . . . . . . . . . . 57
     12.4  Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     12.5  Closing Costs and Other Costs . . . . . . . . . . . . . . . . . 58
     12.6  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
     12.7  Further Action. . . . . . . . . . . . . . . . . . . . . . . . . 59
     12.8  Successors and Assigns; Participations. . . . . . . . . . . . . 59
     12.9  Reserved. . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
     12.10 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . 62
     12.11 Amendment and Waiver. . . . . . . . . . . . . . . . . . . . . . 62
     12.12 Taxes and Fees. . . . . . . . . . . . . . . . . . . . . . . . . 63
     12.13 Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . 63
     12.14 Withholding Taxes . . . . . . . . . . . . . . . . . . . . . . . 64
     12.15 Reserved. . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
     12.16 Effective Upon Execution. . . . . . . . . . . . . . . . . . . . 64
     12.17 Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . . . . 64
     12.18 Complete Agreement; Conflicts . . . . . . . . . . . . . . . . . 64
     12.19 Severability 65
     12.20 Table of Contents and Headings. . . . . . . . . . . . . . . . . 65
     12.21 Construction of Certain Provisions. . . . . . . . . . . . . . . 65
     12.22 Independence of Covenants . . . . . . . . . . . . . . . . . . . 65
     12.23 Reliance on and Survival of Various
           Provisions. . . . . . . . . . . . . . . . . . . . . . . . . . . 65





                               TABLE OF CONTENTS
                                  (Continued)


EXHIBITS

EXHIBIT "A" - REQUEST FOR REVOLVING CREDIT ADVANCE
EXHIBIT "B" - REVOLVING CREDIT NOTE
EXHIBIT "C" - PERMITTED LIENS
EXHIBIT "D" - STATES OF INCORPORATION AND QUALIFICATION/LIST OF
                  SUBSIDIARIES
EXHIBIT "E" - PENSION PLANS
EXHIBIT "F" - FLOOR PLAN FINANCING AND REPURCHASE ARRANGEMENTS
EXHIBIT "G" - PERMITTED INDEBTEDNESS
EXHIBIT "H" - REQUEST FOR SWING LINE ADVANCE
EXHIBIT "J" - SWING LINE NOTE
EXHIBIT "K" - FORM OF SWING LINE LOAN PARTICIPATION CERTIFICATE
EXHIBIT "L" - FORM OF ASSIGNMENT AGREEMENT


SCHEDULES

SCHEDULE 1.1 - EXISTING LETTERS OF CREDIT
SCHEDULE 5.12 - ENVIRONMENTAL MATTERS

                               CREDIT AGREEMENT



     THIS CREDIT AGREEMENT ("Agreement") is made as of the 29th day of September, 1995, by and among Comerica Bank and the other financial institutions from time to time parties hereto as lenders of the Revolving Credit (individually, "Revolving Credit Bank", and collectively "Revolving Credit Banks"), Comerica Bank, as lender of the Swing Line Credit ("Swing Line Bank" and together with the Revolving Credit Banks, collectively referred to as the "Banks"), Comerica Bank, as agent for the Banks (in such capacity, "Agent"), and Champion Enterprises, Inc., a Michigan corporation ("Company").

     1.    DEFINITIONS

     For the purposes of this Agreement the following terms will have the following meanings:

     "Advance(s)" shall mean Revolving Credit Advances and Swing
Line Advances.

     "Affiliate" shall mean, with respect to any Person, any other Person or group acting in concert in respect of the first Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such first Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     "Agent" shall mean Comerica Bank, in its capacity as agent hereunder and issuer of the Letters of Credit, or any successor
Agent appointed in accordance with Section 11.4 hereof.

     "Alternate Base Rate" shall mean for any day a rate per annum (rounded upwards, if necessary, to the next higher 1/16 of 1%) equal to the Federal Funds Effective Rate in effect on such day plus one percent (1%).

     "Applicable Interest Rate" shall mean (i) in respect of a Revolving Credit Advance, the Eurodollar-based Rate or the Prime-based Rate, applicable to such Advance (in the case of a Eurodollar-based Advance, for the relevant Interest Period), and
(ii) in respect of a Swing Line Advance, the Prime-based Rate or the Quoted Rate, applicable to such Advance, for the relevant Interest Period, as selected by Company from time to time subject to the terms and conditions of this Agreement.
     "Applicable Margin" shall mean, as of the date of determination thereof, the following margins:


If Consolidated Funded          The Applicable Margin is:
Debt Ratio ("x") is:      Prime-based Rate  Eurodollar-based
rate

equal to or greater than
1.75                            .00                  1.25%

equal to or greater than
1.25 but less than 1.75         .00                  1.0%

equal to or greater than
 .75 but less than 1.25          .00                   .75%

equal to or greater than
 .40 but less than .75           .00                   .60%

less than .40                   .00                   .45%



     "Banks" shall mean Comerica Bank and such other financial institutions from time to time parties hereto as lenders and shall include the Revolving Credit Banks and the Swing Line Bank and any assignee which becomes a Bank pursuant to Section 12.8 hereof.

     "Business Day" shall mean any day (other than a Saturday or Sunday) on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, London and New York.

     "Capital Expenditures" shall mean, in respect of any Person and without duplication, any amounts paid or accrued for a period in respect of any purchase or other acquisition for value of fixed or capital assets which, in accordance with GAAP, would be capitalized in preparing a balance sheet of such Person.

     "Capital Stock" means, with respect to any Person, any and all shares, share capital, interests, participations, warrants, options or other equivalents (however designated) of capital stock of a corporation and any and all equivalent ownership interests in a Person (other than a corporation), in each case whether now outstanding or hereafter issued.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligation" means the discounted present value of the rental obligations of any Person under any Capitalized Lease, determined in accordance with GAAP.

     "Chandeleur" shall mean Chandeleur Homes, Inc., the seller of the assets purchased by a Subsidiary pursuant to the Asset Purchase Agreement dated January 5, 1995 among such Subsidiary, Company, Chandeleur, and certain shareholders of Chandeleur.

     "Commission" shall mean the Securities and Exchange
Commission.

     "Consolidated" or "Consolidating" shall, when used with reference to any financial information pertaining to (or when used as a part of any defined term or statement pertaining to the financial condition of) Company and its Subsidiaries, mean the accounts of Company and its Subsidiaries determined on a consolidated or consolidating basis, as the case may be, all determined as to principles of consolidation and, except as otherwise specifically required by the definition of such term or by such statements, as to such accounts, in accordance with GAAP.

     "Consolidated EBITDA" shall mean as of the last day of each fiscal quarter, the sum of Consolidated Net Income for the four fiscal quarters then ended, plus Consolidated Interest Expense, Consolidated Income Taxes and Consolidated depreciation and amortization for such four fiscal quarters (to the extent such depreciation and amortization were included in computing Consolidated Net Income).

     "Consolidated Fixed Charge Coverage Ratio" shall mean as of the last day of each fiscal quarter, a ratio, the numerator of which shall be Consolidated EBITDA for the four fiscal quarters then ended, and the denominator of which shall be the sum of Consolidated Interest Expense for such period, plus Consolidated Capital Expenditures for such period, plus the total of all principal payments paid or payable under loan obligations and Capitalized Leases of Company and its Consolidated Subsidiaries during such period.

     "Consolidated Funded Debt" shall mean as of any applicable date of determination, all indebtedness and liabilities of Company and its Consolidated Subsidiaries for borrowed money or which has been incurred in connection with the acquisition of assets (other than notes payable to Dutch and obligations to Chandeleur or Crest Ridge) in each case having a final maturity of one year or longer from the date of origin thereof (but including in any case all amounts outstanding under the Revolving Credit Notes), including all payments in respect thereof that are required within one year from the date of any determination of Consolidated Funded Debt.

     "Consolidated Funded Debt Ratio" shall mean as of the last day of each fiscal quarter, a ratio, the numerator of which shall be Consolidated Funded Debt and the denominator of which shall be Consolidated EBITDA.

     "Consolidated Income Taxes" shall mean for any period the aggregate amount of taxes based on income or profits for such period of the operations of Company and its Consolidated Subsidiaries determined in accordance with GAAP (to the extent such income and profits were included in computing Consolidated Net Income).

     "Consolidated Interest Expense" shall mean for any period the aggregate gross interest expense (including amortization of original issue discount and non-cash interest payments or accruals and the interest component of Capitalized Lease Obligations) of Company and its Consolidated Subsidiaries for such period as determined in accordance with GAAP.

     "Consolidated Net Income" for any period means the Net
Income of Company and its Consolidated Subsidiaries for such period.

     "Consolidated Net Worth" means as of any date all amounts that would be included under stockholders' equity on a Consolidated balance sheet of Company and its Consolidated
Subsidiaries determined in accordance with GAAP.

     "Consolidated Subsidiary(ies)" shall mean those subsidiaries of Company which are treated as Consolidated for purposes of GAAP.

     "Consolidated Tangible Net Worth" shall mean as of any date, Consolidated Net Worth less Consolidated intangible assets, all as determined in accordance with GAAP.

     "Crest Ridge" shall mean Crest Ridge Homes, Inc., a Texas corporation, the seller of the assets purchased by a Subsidiary pursuant to the Asset Purchase Agreement dated January 5, 1995 among such Subsidiary, Company, Crest Ridge, and certain shareholders of Crest Ridge.

     "De Minimis Matters" shall mean environmental or other matters, the existence of which and any liability which may result therefrom, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition or businesses of the Company and its Subsidiaries (taken as a whole) or on the ability of the Company and Subsidiaries (taken as a whole) to pay their debts, as such debts become due.

     "Dutch" shall mean Dutch Housing, Inc., the seller of the assets purchased by a Subsidiary pursuant to the Asset Purchase
Agreement dated as of January 31, 1994 among such Subsidiary, Dutch, Company and certain shareholders of Dutch.

     "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of any nature, any hazardous or other toxic substances of any nature, whether liquid, solid and/or gaseous, including smoke, vapor, fumes, soot, acids, alkalis, chemicals, wastes, by-products, and recycled materials. These Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act of 1986, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect and local health department ordinances.

     "ERISA" shall mean the Employee Retirement Income Security
Act of 1974, as amended, or any successor act or code.

     "Eurodollar-based Advance" shall mean an Advance which bears interest at the Eurodollar-based Rate.

     "Eurodollar-based Rate" shall mean, with respect to any Eurodollar-Interest Period, a per annum interest rate which is equal to the Applicable Margin plus the quotient of:

     (a) the per annum interest rate at which Agent's Eurodollar Lending Office offers deposits to prime banks in the eurodollar market in an amount comparable to the relevant Eurodollar-based Advance and for a period equal to the relevant Eurodollar-Interest Period at approximately 11:00 a.m. Detroit time two (2) Business Days prior to the first day of such Eurodollar-Interest Period; divided by

     (b) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to Eurodollar funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/16 of 1%.

     "Eurodollar-Interest Period" shall mean the Interest Period applicable to a Eurodollar-based Advance.

     "Eurodollar Lending Office" shall mean (a) Agent's office located at Grand Cayman Islands, British West Indies, or such other branch of Agent, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by notice to Company and the Banks and (b) as to each of the Banks, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as a Eurodollar Lending Office), or at such other office, branch or affiliate of such Bank as it may designate as its Eurodollar Lending Office by notice to Company and Agent.

     "Event of Default" shall mean any of those conditions or events listed in Section 9.1 of this Agreement.

     "Existing Letters of Credit" shall mean the letters of credit described on Schedule 1.1.

     "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Bank from three Federal funds brokers of recognized standing selected by it, all as conclusively determined by Agent, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/16 of 1%.

     "Fees" shall mean the Letter of Credit Fee and the Revolving
Credit Commitment Fee.

     "GAAP" shall mean generally accepted accounting principles as in effect on December 31, 1994 as such generally accepted accounting principles were applied in the preparation of the financial statements of Company and its Consolidated
Subsidiaries dated as of December 31, 1994.

     "Guaranty" shall mean the Guaranty of the Indebtedness dated as of the date hereof, executed and delivered by the Guarantors to the Banks.

     "Guarantors" shall mean Champion Home Builders Co., Moduline International, Inc., Lamplighter Homes, Inc., Champion Motor Coach, Inc., Dutch Housing, Inc., Chandeleur Homes, Inc., Crest Ridge Homes, Inc., Builders Credit Corporation, Champion Financial Corporation, and any other Person guaranteeing the obligations of Company to Banks.

     "Indebtedness" shall mean all indebtedness and liabilities (including interest, Fees, obligations under indemnities and all other charges) arising under this Agreement or the Loan Documents, of Company to the Banks or the Agent, now owing or that may be hereafter by Company to the Banks or the Agent, with interest thereon according to the rates and terms specified, or as provided by law, and any and all consolidations, amendments, renewals, replacements or extensions of the foregoing.

     "Interest Period" shall mean (i) with respect to a Eurodollar-based Advance, one (1), two (2), three (3) or six (6) months as selected by Company pursuant to Section 2.7, provided, however, that any Eurodollar-Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month and
(ii) with respect to a Swing Line Advance, shall mean a period of one (1) to thirty (30) days agreed to in advance by Company and the Swing Line Bank as selected by Company pursuant to
Section 2B.3. Each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day, and no Interest Period which would end after the Revolving Credit Maturity Date shall be permitted with respect to any Advance.

     "Issuing Office" shall mean Agent's office located at 500
Woodward Avenue, Detroit, Michigan 48226 or such other office as Agent shall designate as its Issuing Office.

     "Letter of Credit Agreement" shall mean any and all standby letter of credit applications and agreements and any and all similar documents and agreements, executed and delivered by Company to Agent with respect to any Letter of Credit and any and all present and future amendments thereto.

     "Letters of Credit" shall mean any and all present and future standby letters of credit issued by Agent for the account of Company, or which Agent is committed or otherwise obligated to issue for the account of Company, in accordance with the terms of this Agreement and as further governed by and subject to any Letter of Credit Agreement(s) executed by Company with respect thereto.

     "Letter of Credit Cash Collateral" shall mean cash deposited by Company to secure Reimbursement Obligations in the full amount of all outstanding Letters of Credit pursuant to agreements in form and substance satisfactory to Agent.

     "Letter of Credit Documents" is defined in Section 2A.7(a) hereof.

     "Letter of Credit Fee" shall mean a per annum fee on the aggregate face amount of all Letters of Credit, determined as follows:



If Consolidated Funded          The Letter of Credit Fee is:
Debt Ratio ("x") is:

equal to or greater than
1.75                                           1.25%

equal to or greater than
1.25 but less than 1.75                        1.00%

equal to or greater than
 .75 but less than 1.25                          .75%

equal to or greater than
 .40 but less than .75                           .60%

less than .40                                   .45%



     "Letter of Credit Maximum Amount" shall mean Ten Million
Dollars ($10,000,000).

     "Lien" shall mean any mortgage, pledge, encumbrance, security interests, lien or charge of any kind.

     "Loan Documents" shall mean this Agreement, the Notes, the Guaranty, the Letter of Credit Documents, and any other documents, certificates, instruments or agreements executed pursuant to or in connection with any such document or this Agreement as such documents may be amended from time to time.

     "Majority Banks" shall mean at any time Banks holding not less than sixty-six and two thirds percent (66-2/3%) of the Percentages, or, if the commitment of the Banks to make Advances has been terminated, Banks holding not less than sixty-six and two thirds percent (66-2/3%) of the Indebtedness outstanding under the Notes.

     "Maximum Commitment" shall mean Seventy Million Dollars
($70,000,000).

     "Net Income" of any Person for any period means the net income (loss) of such Person for such period, determined in accordance with GAAP.

     "Notes" shall mean the Revolving Credit Notes and the Swing
Line Notes.

     "Percentage" shall mean sixty-four and 2857/10000 percent (64.2857%) with respect to Comerica Bank and Thirty-Five and 7143/10000 percent (35.7143%) with respect to The First National Bank of Chicago, as adjusted from time to time to account for assignments permitted by Section 12.8.

     "Permitted Acquisition" shall mean any acquisition by the Company or any Subsidiary of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or shares of stock or other ownership interests of another Person, which satisfies and/or is conducted in accordance with the following requirements:

     (a) Such acquisition is of a business or Person engaged in a line of business which is compatible with, or complementary to, the business of the Company, or is engaged in a manufacturing or assembly business using systems or techniques not unlike those of the Company or any Subsidiary;

     (b) Both immediately before and after such acquisition no Event of Default, or event which with the giving of notice or the passage of time or both would constitute an Event of Default, shall have occurred and be continuing;

     (c) Based upon financial statements of the business or Person being acquired in a form reasonably satisfactory to the Agent and the Banks, the Company has demonstrated that on a pro forma basis after giving effect to such acquisition, it will continue to comply with all of the terms and conditions of this Agreement and the Loan Documents for a period of not less than one year following the date of such acquisition; and

     (d) The Board of Directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the shares of stock or other ownership interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved.

     "Permitted Liens" shall mean with respect to Company and all
Guarantors:

           (a) liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that such provision for the payment of all such taxes has been made on the books of such Person as may be required by generally accepted accounting principles, consistently applied;

           (b) mechanics', materialmen's, banker's, carriers', warehousemen's and similar liens and encumbrances arising in the ordinary course of business and securing obligations of Company or any Guarantor that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens and encumbrances shall have been duly suspended; and (ii) such provision for the payment of such liens and encumbrances has been made on the books of Company and Guarantors as may be required by GAAP;

           (c) liens arising in connection with worker's compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens shall have been duly suspended; and (ii) such provision for the payment of such liens has been made on the books of Company and Guarantors as may be required by GAAP;

           (d)(i) liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses
     (i) and (ii) has been made on the books of Company and Guarantors as may be required by GAAP;

           (e) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which do not materially interfere with the business of Company or any Guarantor;

           (f) purchase money security interests in any inventory and equipment to secure the indebtedness referred to in
     Section 7.4(d) hereof, provided that such security interest is created contemporaneously with the acquisition of an asset and does not extend to any property other than the asset so purchased; and

           (g) the liens, mortgages and encumbrances described on Exhibit "C" attached hereto.

     "Pension Plans" shall mean all pension plans of Company and Guarantors which are subject to Title IV of ERISA.

     "Person" shall mean an individual, corporation, partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

     "Prime Rate" shall mean the per annum interest rate established by Comerica Bank as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Agent at any such time.

     "Prime-based Advance" shall mean an Advance which bears interest at the Prime-based Rate.

     "Prime-based Rate" shall mean a per annum interest rate which is the greater of (i) the Prime Rate plus the Applicable
Margin or (ii) the Alternate Base Rate.

     "Prohibited Transaction" is defined in Section 7.2.

     "Quoted Rate" shall mean the rate of interest per annum offered by the Swing Line Bank in its sole discretion with respect to a Swing Line Advance.

     "Quoted Rate Advance" shall mean any Swing Line Advance which bears interest at the Quoted Rate.

     "Regulatory Change" shall mean any change after the date of this Agreement in United States federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any official or governmental interpretation, directive or request applying to a class of banks including any Bank of or under any United States federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     "Reimbursement Obligation" shall mean the obligation of Company to pay and reimburse Agent for any and all drafts and other requests for payment duly and properly honored by Agent under any Letters of Credit in accordance with the terms and conditions of the respective Letter of Credit Agreement(s).

     "Request for Revolving Credit Advance" shall mean a Request for Revolving Credit Advance issued by Company under this Agreement in the form annexed to this Agreement as Exhibit "A".

     "Request for Swing Line Advance" shall mean a Request for Swing Line Advance issued by Company under Section 2B.3 of this
Agreement in the form attached hereto as Exhibit "H".

     "Revolving Credit" shall mean the revolving credit loans to be advanced to the Company by the Revolving Credit Banks pursuant to Article 2 hereof.

     "Revolving Credit Advance" shall mean a borrowing requested by Company and made by Banks under this Agreement, including any refunding or conversions of such borrowing pursuant to Section
2.7 hereof, and any Advance in respect of a Letter of Credit under Section 2A.6 hereof, and shall include, as applicable, a Eurodollar-based Advance and a Prime-based Advance.

     "Revolving Credit Banks" shall mean Comerica Bank, The First
National Bank of Chicago, and such other financial institutions from time to time parties hereto as lenders of the Revolving
Credit.

     "Revolving Credit Commitment Fee" shall mean a per annum fee on the unused portion of the Revolving Credit provided by the Revolving Credit Banks under this Agreement (determined as provided in Section 2.11), as follows:



If Consolidated Funded          The Revolving Credit Commitment
Debt Ratio ("x") is:                         Fee is:

equal to or greater than
1.75                                            .45%

equal to or greater than
1.25 but less than 1.75                         .375%

equal to or greater than
 .75 but less than 1.25                          .25%

equal to or greater than
 .40 but less than .75                           .15%

less than .40                                   .125%



     "Revolving Credit Maturity Date" shall mean the earlier to occur of (i) September 29, 1998, as such date may be extended from time to time pursuant to Section 2.14 hereof, or (ii) the date on which the commitment of the Banks to make Advances shall be terminated pursuant to Sections 2.13 or 9.2 hereof.

     "Revolving Credit Notes" shall mean Revolving Credit Notes issued by Company under this Agreement in the form annexed to this Agreement as Exhibit "B".

     "Subsidiary(ies)" shall mean any other corporation, association, joint stock company, or business trust of which more than fifty percent (50%) of the outstanding voting stock is owned either directly or indirectly by Company or one or more of its Subsidiaries or by Company and one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by Company and/or its Subsidiaries.

     "Substantial Portion" means, with respect to the property of Company and it Subsidiaries, property which (i) represents more than 10% of the consolidated assets of Company and its Subsidiaries as would be shown in the Consolidated financial statements of Company and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the Consolidated net sales or of Consolidated Net Income as reflected in the financial statements referred to in clause (i) above.

     "Swing Line Advance" shall mean an Advance made by the Swing
Line Bank to Company pursuant to Section 2B.1 hereof.

     "Swing Line Bank" shall mean Comerica Bank, in its capacity as lender under Article 2B of this Agreement, and its successors and assigns.

     "Swing Line Note" shall mean the Swing Line Note described in Section 2B.1 hereof, made by Company to Swing Line Bank in the form annexed hereto as Exhibit "I".

     2.    REVOLVING CREDIT

     2.1 Commitment. Subject to the terms and conditions of this Agreement, each Revolving Credit Bank severally and for itself alone agrees to make Advances of the Revolving Credit to Company from time to time on any Business Day during the period from the effective date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount not to exceed at any one time outstanding each such Revolving Credit Bank's Percentage of the Maximum Commitment. All of such Advances hereunder shall be evidenced by the Revolving Credit Notes, under which advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement.

     2.2   Accrual of Interest and Maturity; Margin Adjustments.
(a) The Revolving Credit Notes, and all principal and interest outstanding thereunder, shall mature and become due and payable in full on the Revolving Credit Maturity Date. Each Advance evidenced by the Revolving Credit Notes from time to time outstanding hereunder shall, from and after the date of such Advance, bear interest at its Applicable Interest Rate. The amount and date of each Revolving Credit Advance, its Applicable Interest Rate, its Interest Period, and the amount and date of any repayment shall be noted on Agent's records, which records will be conclusive evidence thereof, absent manifest error; provided, however, that any failure by the Agent to record any such information shall not relieve Company of its obligation to repay the outstanding principal amount of such Advance, all interest accrued thereon and any amount payable with respect thereto in accordance with the terms of this Agreement.

     (b)   The Applicable Margins shall initially be .60% for
Eurodollar-based Advances and 0% for Prime-based Advances.
Adjustments to the Applicable Margin based on the Consolidated
Funded Debt Ratio shall be implemented as follows:

            (i) Such Applicable Margin adjustments shall be given prospective effect only, effective forty five (45) days after the end of each of the first three fiscal quarters of each year, and ninety (90) days after the end of the last fiscal quarter of each year, as to any Prime-based Advance, and as to any Eurodollar-based Advance, effective upon the expiration of the applicable Interest Period(s), if any, in effect on the date of delivery of the quarterly financial certificate required under
                 Section 6.1(c) hereof, as the case may be, establishing applicability of the appropriate adjustments, with no retroactivity or claw-back; provided, however, that if Company fails to timely deliver such financial certificate, the Applicable Margins shall be 1.25% for Eurodollar-based Advances and 0% for Prime-based Advances for the number of days such financial certificate was not timely delivered.

           (ii) An adjustment hereunder, after becoming effective, shall remain in effect only through the end of the applicable Interest Period(s) in effect on the delivery of subsequent quarterly financial statements, as aforesaid, demonstrating any change in such Consolidated Funded Debt Ratio or the occurrence of any event which under the terms hereof causes such adjustment no longer to be applicable; and, any such subsequent adjustment or no adjustment, as the case may be, shall apply (and said pricing shall thereby be adjusted up or down, as applicable), effective with the commencement of the Interest Period immediately following such change or event.

         (iii)         Such Applicable Margin adjustments under this
                       Section 2.2(b) shall be made irrespective of, and in addition to, any other interest rate adjustments hereunder.

     2.3 Prime-based Interest Payments. Interest on the unpaid balance of all Prime-based Advances from time to time outstanding shall accrue from the date of such Advance to the Revolving Credit Maturity Date (and until paid) at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds quarterly commencing on December 30, 1995, and on the last day of each fiscal quarter thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

     2.4 Eurodollar-based Interest Payments. Interest on each Eurodollar-based Advance shall be payable in immediately available funds on the last day of the Interest Period applicable thereto and if such Interest Period is longer than three months, interest shall be payable at intervals of three months after the first day thereof. Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to but not including the last day thereof.

     2.5 Interest Payments on Conversions. Notwithstanding anything to the contrary in Sections 2.2, 2.3 and 2.4, all accrued and unpaid interest on any Revolving Credit Advance refunded or converted pursuant to Section 2.7 hereof shall be due and payable in full on the date such Advance is refunded or converted.

     2.6   Reserved.

     2.7 Requests for Advances and Requests for Refundings and Conversions of Advances. Company may request a Revolving Credit Advance, refund any Revolving Credit Advance in the same type of Revolving Credit Advance or convert any Revolving Credit Advance to any other type of Revolving Credit Advance only after delivery to Agent of a Request for Revolving Credit Advance executed by an authorized officer of Company, subject to the following and to the remaining provisions hereof:

           (a) each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance form annexed hereto as Exhibit "A", including without limitation:

        (i) the proposed date of Revolving Credit Advance, which must be a Business Day;

       (ii) whether the Revolving Credit Advance is a refunding or conversion of an outstanding
                 Revolving Credit Advance; and

      (iii) whether such Revolving Credit Advance is to be a Prime-based Advance or a Eurodollar-based Advance, and, except in the case of a Prime-based Advance, the first Interest Period applicable thereto;

           (b) each such Request for Revolving Credit Advance shall be delivered to Agent by 11:00 a.m. (Detroit time) three (3) Business Days prior to the proposed date of Revolving Credit Advance, except in the case of a Prime-based Advance, for which the Request for Revolving Credit Advance must be delivered by 11 a.m. (Detroit time) on such proposed date;

           (c) (i) the principal amount of such requested Revolving Credit Advance, plus the principal amount of all other Advances then outstanding hereunder, the aggregate undrawn portion of any Letters of Credit which shall be outstanding as of the date of the requested Revolving Credit Advance and the aggregate face amount of Letters of Credit requested but not yet issued, shall not exceed the Maximum Commitment;

           (d) the principal amount of such Revolving Credit Advance, plus the amount of any other outstanding Revolving Credit Advance to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be (i) in the case of a Prime-based Advance at least One Hundred Thousand Dollars ($100,000), and (ii) in the case of a Eurodollar-based Advance at least Three Million Dollars ($3,000,000) in multiples of One Million Dollars ($1,000,000);

           (e) each Request for Revolving Credit Advance, once delivered to Agent, shall not be revocable by Company, and shall constitute and include a certification by the Company, as of the date thereof that:

        (i)      both before and after the Revolving Credit
                 Advance, the obligations of the Company set forth in this Agreement and the Loan Documents are valid, binding and enforceable obligations of the Company;

       (ii) to the best knowledge of Company, all conditions to Revolving Credit Advances have been satisfied;

      (iii) there is no Event of Default in existence, and no event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default; and

       (iv) the representations and warranties contained in this Agreement and the Loan Documents are true and correct in all material respects.

     2.8   Disbursement of Revolving Credit Advances.

           (a) Upon receiving any Request for Revolving Credit Advance from Company under Section 2.7 hereof, Agent shall promptly notify each Revolving Credit Bank by wire, telex or by telephone (confirmed by wire, telecopy or telex) of the amount of such Revolving Credit Advance to be made and the date such Revolving Credit Advance is to be made by said Revolving Credit Bank pursuant to its Percentage of the Revolving Credit Advance. Unless such Revolving Credit Bank's commitment to make Revolving Credit Advances hereunder shall have been suspended or terminated in accordance with this Agreement, each Revolving Credit Bank shall make available the amount of its Percentage of the Revolving Credit Advance in same day funds in Dollars to Agent at the office of Agent not later than 2:00 p.m. (Detroit time) on the date of such Revolving Credit Advance.

           (b) Subject to submission of an executed Request for Revolving Credit Advance by Company, Agent shall make available to Company the aggregate of the amounts so received by it from the Banks in respect of Section 2.7 hereof, in like funds, not later than 4:00 p.m. (Detroit time) on the date of such Revolving Credit Advance by credit to an account of Company maintained with Agent or to such other account or third party as Company may reasonably direct.

           (c) Unless Agent shall have been notified by any Revolving Credit Bank prior to the date of any proposed Revolving Credit Advance that such Revolving Credit Bank does not intend to make available to Agent such Revolving Credit Bank's Percentage of the Revolving Credit Advance, Agent may assume that such Bank has made such amount available to Agent on such date, as aforesaid and may, in its sole discretion and without obligation to do so, in reliance upon such assumption, make available to Company a corresponding amount. If such amount is not in fact made available to Agent by such Revolving Credit Bank in accordance with Section 2.8(a), as aforesaid, Agent shall be entitled to recover such amount on demand from such Revolving Credit Bank. If such Revolving Credit Bank does not pay such amount forthwith upon Agent's demand therefor, the Agent shall promptly notify Company, and Company shall pay such amount to Agent. Agent shall also be entitled to recover from such Bank or from Company, interest on such amount in respect of each day from the date such amount was made available by Agent to Company to the date such amount is recovered by Agent, at a rate per annum equal to:

        (i) in the case of such Revolving Credit Bank, the Federal Funds Effective Rate; or

       (ii) in the case of Company, the rate of interest then applicable to the Revolving Credit Advance.

     The obligation of any Revolving Credit Bank to make any Revolving Credit Advance hereunder shall not be affected by the failure of any other Revolving Credit Bank to make any Revolving Credit Advance hereunder, and no Revolving Credit Bank shall have any liability to the Company, the Agent, any other Revolving Credit Bank, or any other party for another Bank's failure to make any loan or Advance hereunder.

     2.9 Prepayment. Company may prepay all or part of the outstanding balance of any Prime-based Advance(s) under the Revolving Credit Notes at any time (subject to not less than one
(1) Business Day's notice to Agent), provided that the amount of any partial prepayment shall be at least Five Hundred Thousand Dollars ($500,000) and the aggregate balance of Prime-based Advance(s) of the Revolving Credit remaining outstanding shall be at least Five Hundred Thousand Dollars ($500,000). Company may prepay all or part of any Eurodollar-based Advance (subject to not less than three (3) Business Day's notice to Agent) only on the last day of the Interest Period therefor, provided that the amount of any such partial prepayment shall be at least Five Hundred Thousand Dollars ($500,000), and the unpaid portion of such Advance which is refunded or converted under Section 2.7 shall be at least Three Million Dollars ($3,000,000). Any prepayment made in accordance with this Section shall be without premium, penalty or prejudice to the right to reborrow under the terms of this Agreement. Any other prepayment of all or any portion of the Revolving Credit, whether by acceleration, required prepayment or otherwise, shall be subject to Section 3.1, hereof, but otherwise without premium, penalty or prejudice.

     2.10 Prime-based Advance in Absence of Election or Upon Default. If, as to any outstanding Eurodollar-based Advance, Agent has not received payment on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Revolving Credit Advance meeting the requirements of Section
2.7 hereof with respect to the refunding or conversion of such Revolving Credit Advance, or, subject to Section 2.6 hereof, if on such day an Event of Default or event which, with notice or lapse of time or both, would constitute an Event of Default shall have occurred and be continuing, the principal amount thereof which is not then prepaid shall be converted automatically to a Prime-based Advance of the Revolving Credit and the Agent shall thereafter promptly notify Company of said action.

     2.11 Revolving Credit Commitment Fee. From the date hereof to the Revolving Credit Maturity Date, Company shall pay to the Agent, for distribution to the Revolving Credit Banks ratably according to their Percentages, the Revolving Credit Commitment Fee on the daily average amount by which the Maximum Commitment, less the aggregate daily undrawn amount of any Letters of Credit which shall be outstanding during such period, exceeds the aggregate amount of Revolving Credit Advances outstanding from time to time. Solely for purposes of computing the Revolving Credit Commitment Fee, Swing Line Advances shall be considered to be Revolving Credit Advances and shall decrease the Revolving Credit Commitment Fee of the Swing Line Bank accordingly. The Revolving Credit Commitment Fee shall be payable quarterly in arrears commencing with the quarter beginning October 1, 1995, and at the Revolving Credit Maturity Date, and shall be computed on the basis of a year of 360 days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Commitment Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. The Revolving Credit Commitment Fee shall not be refundable under any circumstances. The Revolving Credit Commitment Fee shall initially be .15% per annum. Adjustments thereto shall be given prospective effect only, effective on the first day of the calendar quarter following delivery of the quarterly financial certificate required under Section 6.1(c) establishing applicability of the appropriate adjustments, with no retroactivity or claw-back; provided, that if Company fails to timely deliver such financial certificate, the Revolving Credit Commitment Fee shall be .45% per annum for the number of days such financial certificate was not timely delivered, commencing on the first day of the following quarter. Upon receipt of such payment Agent shall make prompt payment to each Revolving Credit Bank of its share of the Revolving Credit Commitment Fee based upon its respective Percentage.

     2.12 Reduction of Indebtedness. If at any time and for any reason the aggregate principal amount of all Advances hereunder to Company, plus the aggregate undrawn amount of any Letters of Credit which shall be outstanding at such time, exceeds the Maximum Commitment, Company shall immediately reduce any pending request for an Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, immediately repay an amount of the Indebtedness equal to such excess. Company acknowledges that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under
Section 3.1 hereof.

     2.13 Optional Reduction or Termination of Revolving Credit Commitment. The Company may upon at least twenty Business Days' prior written notice to the Agent, permanently reduce the Maximum Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Maximum Commitment shall be in an aggregate amount equal to Five Million Dollars ($5,000,000) or an integral multiple thereof; (ii) each reduction shall be accompanied by the payment of the Revolving Credit Commitment Fee, if any, accrued to the date of such reduction; (iii) the Company shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Swing Line Advances and Revolving Credit Advances, plus the aggregate amount of outstanding Letters of Credit, exceeds the amount of the Maximum Commitment, taking into account the aforesaid reductions thereof, together with interest thereon to the date of prepayment; (iv) if the termination or reduction of the Maximum Commitment requires the prepayment of a Eurodollar-based Advance or Quoted Rate Advance, the termination or reduction may be made only on the last Business Day of the then current Interest Period applicable to such Advance; and (v) no reduction shall reduce the amount of the Maximum Commitment to an amount which is less than the sum of the aggregate undrawn amount of any Letters of Credit outstanding at such time. Reductions of the Maximum Commitment and any accompanying prepayments of the Revolving Credit Notes shall be distributed by Agent to each Revolving Credit Bank in accordance with such Revolving Credit Bank's Percentage thereof, and will not be available for reinstatement by or readvance to the Company and any accompanying prepayments of Swing Line Advances shall be distributed by Agent to the Swing Line Bank and will not be available for reinstatement by or readvance to the Company. Any reductions of the Maximum Commitment hereunder shall reduce each Revolving Credit Bank's portion thereof proportionately (based upon the applicable Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Prime-based Advances under the Revolving Credit, next to Eurodollar-based Advances which have Interest Periods ending on the date of payment, next to Swing Line Advances which bear interest at the Prime-based Rate, next to Quoted Rate Advances and then to all remaining Eurodollar-based Advances.

     2.14 Extension of Revolving Credit Maturity Date. Provided that no Event of Default has occurred and is continuing, Company may, by written notice to Agent and each Bank (which notice shall be irrevocable and which shall not be deemed effective unless actually received by Agent and each Bank) prior to March 1, but not before April 1, of each year (commencing with calendar year 1998), request that the Banks extend the then applicable Revolving Credit Maturity Date to a date that is one year later than the Revolving Credit Maturity Date then in effect (each such request, a "Request"). Company shall deliver with each Request Consolidated financial projections for the current and the following two fiscal years, including income statements and balance sheets. Each Bank shall, not later than forty-five (45) calendar days following the date of its receipt of the Request, give written notice to the Agent stating whether such Bank is willing to extend the Revolving Credit Maturity Date as requested. If Agent has received the aforesaid written approvals of such Request from each of the Banks, then, effective upon the date of Agent's receipt of all such written approvals from the Banks, as aforesaid, the Revolving Credit Maturity Date shall be so extended for an additional one year period, the term Revolving Credit Maturity Date shall mean such extended date and Agent shall promptly notify the Company and the Banks that such extension has occurred. If (i) any Bank gives the Agent written notice that it is unwilling to extend the Revolving Credit Maturity Date as requested or (ii) any Bank fails to provide written approval to Agent of such a Request within forty-five (45) calendar days of the date of Agent's receipt of the Request, then (x) the Banks shall be deemed to have declined to extend the Revolving Credit Maturity Date, (y) the then-current Revolving Credit Maturity Date shall remain in effect (with no further right on the part of Company to request extensions thereof under this Section 2.14) and (z) the commitments of the Banks to make Advances of the Revolving Credit hereunder shall terminate on the Revolving Credit Maturity Date then in effect, and Agent shall promptly notify Company and the Banks thereof.

     2.15  Application of Advances. Advances of the Revolving
Credit shall be available, subject to the terms hereof, to fund working capital needs and for other general corporate purposes of the Company.

     2A.   LETTERS OF CREDIT.

     2A.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Agent may through its Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of the Company accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Agent may reasonably require, issue standby Letters of Credit for the account of the Company, in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of
Credit shall have an initial expiration date not later than one
(1) year from its date of issuance (and may, in the sole discretion of the Agent, contain customary evergreen provisions acceptable to Agent); provided, however that each Letter of Credit shall expire (notwithstanding any renewals thereof or evergreen provisions contained therein) not later than ten (10) Business Days prior to the Revolving Credit Maturity Date.

     2A.2 Conditions to Issuance. No Letter of Credit shall be issued unless, as of the date of issuance of such Letter of
Credit:

           (a) the face amount of the Letter of Credit requested, plus the undrawn portion of all other outstanding Letters of Credit does not exceed the Letter of Credit Maximum Amount;

           (b) (i) the face amount of the Letter of Credit requested, plus the aggregate principal amount of all Advances outstanding under the Notes, plus the aggregate undrawn portion of all other outstanding Letters of Credit, does not exceed the Maximum Commitment;

           (c) the obligations of Company set forth in this Agreement and any of the Loan Documents are valid, binding and enforceable obligations of such parties, as the case may be and the valid, binding and enforceable nature of this Agreement and the Loan Documents has not been disputed by Company;

           (d) both immediately before and immediately after issuance of the Letter of Credit requested, no Event of Default exists and no event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, exists;

           (e) the representations and warranties contained in this Agreement and the Loan Documents are true in all material respects as if made on such date;

           (f) the Company shall have delivered to Agent at its Issuing Office, not less than five (5) Business Days prior to the requested date for issuance (or such shorter time as the Agent, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be satisfactory to Agent and its Issuing Office; and

           (g) Agent shall have received the issuance fee required in connection with the issuance of such Letter of Credit pursuant to Section 2A.5 hereof.

Each Letter of Credit Agreement submitted to Agent pursuant hereto shall constitute the certification by the Company of the matters set forth in this Section 2A.2 (a) through (g). The Agent shall be entitled to rely on such certification without any duty of inquiry.

     2A.3 Notice. Agent shall give notice to each Revolving Credit Bank of the issuance of each Letter of Credit, not later than three (3) Business Days after issuance of each Letter of Credit, specifying the amount thereof and the amount of such Revolving Credit Bank's participation interest thereof.

     2A.4 Letter of Credit Fees. (a) Company agrees to pay to Agent, for distribution to the Revolving Credit Banks ratably according to their Percentages, the Letter of Credit Fee on the aggregate face amount of all Letters of Credit, determined on a daily basis, payable quarterly in advance. For any Existing Letter of Credit for which a fee has been paid in advance, the Letter of Credit Fee will commence at the time such advance payment expires. For any other Letter of Credit, the Letter of Credit Fee will commence upon issuance. The Letter of Credit Fee shall be computed on the basis of a year of 360 days and assessed for the actual number of days elapsed. Whenever any payment of the Letter of Credit Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. The Letter of Credit Fee shall not be refundable under any circumstances. The Letter of Credit Fee shall initially be .60% per annum. Adjustments thereto shall be given prospective effect only, effective on the first day of the next fiscal quarter following the delivery of the quarterly financial certificate required under Section 6.1(c) establishing applicability of the appropriate adjustments, with no retroactivity or claw-back; provided, that if Company fails to timely deliver such financial certificate, commencing on the first day of the next fiscal quarter the Letter of Credit Fee shall be 1.25% per annum for the number of days such financial certificate was not timely delivered, and thereafter shall be at the rate otherwise applicable under this
Section 2A.4. Upon receipt of such payment Agent shall make prompt payment to each Revolving Credit Bank of its share of the Letter of Credit Fee based upon its respective Percentage.

           (b) If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, Agent or the Revolving Credit Banks or (ii) impose on Agent or the Revolving Credit Banks any other condition regarding this Agreement or the Letters of Credit, and the result of any event referred to in clause (i) or
(ii) above shall be to increase the cost or expense to Agent or the Revolving Credit Banks of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Agent's or such Revolving Credit Bank's reasonable allocation of the aggregate of such cost increases and expense resulting from such events), then, upon demand by the Agent or such Revolving Credit Bank, as the case may be, the Company shall, within ten days following demand for payment, pay to Agent or such Revolving Credit Bank, as the case may be, from time to time as specified by the Agent or such Revolving Credit Bank, additional amounts which shall be sufficient to compensate the Agent or such Revolving Credit Bank for such increased cost and expense, together with interest on each such amount from ten days after the date demanded until payment in full thereof at the Prime-based Rate. A certificate as to such increased cost or expense incurred by the Agent or such Revolving Credit Bank, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, submitted to the Company, shall be conclusive, absent manifest error, as to the amount thereof.

     2A.5 Issuance Fees. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, the Company shall pay, for the sole account of the Agent, letter of credit issuance fees and standard documentation, administration, payment and cancellation charges assessed by Agent or its Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of Agent's Issuing office in effect from time to time.

     2A.6  Draws and Demands for Payment Under Letters of Credit.

           (a) The Company agrees to pay to the Agent, on the day on which the Agent shall honor a draft or other demand for payment presented or made under any Letter of Credit, an amount equal to the amount paid by the Agent in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Agent relative thereto. Unless the Company shall have made such payment to the Agent on such day, upon each such payment by the Agent, the Agent shall be deemed to have disbursed to the Company, and the Company shall be deemed to have elected to substitute for its Reimbursement Obligation, a Prime-based Advance for the account of the Revolving Credit Banks in an amount equal to the amount so paid by the Agent in respect of such draft or other demand under such Letter of Credit. Such Prime-based Advance shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Revolving Credit Advance set forth in
Section 2 hereof and, to the extent of the Prime-based Advance so disbursed, the Reimbursement Obligation of the Company under this Section 2A.6 shall be deemed satisfied.

     (b) If the Agent shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Agent shall provide notice thereof to the Company on the date such draft or demand is honored, and to each Revolving Credit Bank on such date unless the Company shall have satisfied its Reimbursement Obligation under Section 2A.6(a) by payment to the Agent on such date.

     (c) Upon issuance by the Agent of each Letter of Credit hereunder, each Revolving Credit Bank shall automatically acquire a pro rata risk participation interest in such Letter of Credit and related Letter of Credit Payment based on its respective Percentage. Each Revolving Credit Bank, on the date a draft or demand under any Letter of Credit is honored, shall make its Percentage share of the amount paid by the Agent, and not reimbursed by the Company on such day, available in immediately available funds at the principal office of the Agent for the account of the Agent. If and to the extent such Revolving Credit Bank shall not have made such pro rata portion available to the Agent, such Revolving Credit Bank and the Company severally agree to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by the Agent until such amount is so made available to the Agent at a per annum rate equal to (in the case of the Company) the interest rate applicable during such period to the related Advance disbursed under Section 2A.6(a) in respect of the Reimbursement Obligation of the Company, or (in the case of a Revolving Credit Bank) the Federal Funds Effective Rate. If such Revolving Credit Bank shall pay such amount to the Agent together with such interest, such amount so paid shall constitute a Prime-based Advance of the Revolving Credit by such Revolving Credit Bank disbursed in respect of the Reimbursement Obligation of the Company under
Section 2A.6(a) for purposes of this Agreement, effective as of the date such amount was paid by the Agent. The failure of any Revolving Credit Bank to make its pro rata portion of any such amount paid by the Agent available to the Agent shall not relieve any other Revolving Credit Bank of its obligation to make available its pro rata portion of such amount, but no Revolving Credit Bank shall be responsible for failure of any other Revolving Credit Bank to make such pro rata portion available to the Agent.

     (d) Nothing in this Agreement shall be construed to require or authorize any Bank to issue any Letter of Credit, it being recognized that the Agent shall be the issuer of Letters of Credit under this Agreement.

     2A.7 Obligations Irrevocable. The obligations of Company to make payments to Agent with respect to Reimbursement Obligations under Section 2A.6 hereof shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

           (a) Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to such Letter of Credit (the "Letter of Credit Documents");

           (b) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to any of the Letter of Credit Documents;

           (c) The existence of any claim, setoff, defense or other right which the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent or any Bank or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

           (d) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

           (e) Payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

           (f) Any failure, omission, delay or lack on the part of the Agent or any Bank or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Agent, any Bank or any such party under this Agreement, any of the Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, any Bank or any such party; or

           (g) Any other event or circumstance that would, in the absence of this Section 2A.7, result in the release or discharge by operation of law or otherwise of Company from the performance or observance of any obligation, covenant or agreement contained in Section 2A.6.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which Company has or may have against the beneficiary of any Letter of Credit shall be available hereunder to Company against the Agent or any Bank. Nothing contained in this Section 2A.7 shall be deemed to prevent Company after satisfaction in full of the absolute and unconditional obligations of Company hereunder, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against Agent or any Bank.

     2A.8 Risk Under Letters of Credit. (a) In assigning and the handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Agent shall have the sole right to take or refrain from taking any and all administrative actions under or upon the Letters of Credit.

           (b) Subject to other terms and conditions of this Agreement, Agent shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Agent's regularly established practices and procedures and, except pursuant to
Section 11.3 hereof, Agent will have no further obligation with respect thereto. In the administration of Letters of Credit, Agent shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Agent and Agent may rely upon any notice, communication, certificate or other statement from Company, any beneficiaries of Letters of Credit, or any other Person which Agent believes to be authentic. Agent will promptly furnish the Revolving Credit Banks with copies of Letter of Credit Agreements, Letters of Credit and documents related thereto.

           (c) In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Agent makes no representation and shall have no responsibility with respect to (i) the obligations of Company or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of Company or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Agent in its capacity as issuer of Letters of Credit.

           (d) If at any time Agent shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, Agent shall receive same for the pro rata benefit of the Revolving Credit
Banks in accordance with their respective Percentage interests therein and shall promptly deliver to each Revolving Bank its share thereof, less such Revolving Credit Bank's pro rata share of the costs of such recovery, including court costs and attorney's fees. If at any time any Revolving Credit Bank shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Revolving Credit Bank's Percentage share of such payment, such Revolving Credit Bank will promptly pay over such excess to Agent, for redistribution in accordance with this Agreement.

     2A.9 Indemnification. (a) The Company hereby indemnifies and agrees to hold harmless the Banks and the Agent, and their respective officers, directors, employees and agents, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Banks or the Agent or any such person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit, and neither any Bank nor the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for: (i) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith; (ii) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;
(iii) payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the Agent), including failure of any documents to bear any reference or adequate reference to such Letter of Credit; (iv) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or (v) any other event or circumstance whatsoever arising in connection with any Letter of Credit; provided, however, that Company shall not be required to indemnify the Banks and the Agent and such other Persons, and the Agent shall be liable to the Company to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by Company which were caused by the Agent's wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

     (b) It is understood that in making any payment under a Letter of Credit the Agent will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary. It is further acknowledged and agreed that Company may have rights against the beneficiary or others in connection with any Letter of Credit with respect to which the Banks are alleged to be liable and it shall be a condition of the assertion of any liability of the Banks under this Section that Company shall contemporaneously pursue all remedies in respect of the alleged loss against such beneficiary and any other parties obligated or liable in connection with such Letter of Credit and any related transactions.

     2A.10       Right of Reimbursement. Each Revolving Credit Bank
agrees to reimburse the Agent on demand, pro rata in accordance with their Percentages, for (i) the out-of-pocket costs and expenses of the Agent to be reimbursed by Company pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by Company and (ii) to the extent not reimbursed by the Company, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent (in its capacity as issuer of any Letter of Credit) in any way relating to or arising out of this Agreement, any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, except to the extent that such liabilities, losses, costs or expenses were incurred by Agent solely as a result of Agent's gross negligence or willful misconduct.

     2A.11       Existing Letters of Credit. Each Existing Letter
of Credit shall be deemed for all purposes of this Agreement to be a Letter of Credit, and each application submitted in connection with each Existing Letter of Credit shall be deemed for all purposes of this Agreement to be a Letter of Credit Application. On the date of execution of this Agreement, the Agent shall be deemed automatically to have sold and transferred, and each other Revolving Credit Bank shall be deemed automatically, irrevocably, and unconditionally to have purchased and received from the Agent, without recourse or warranty, an undivided interest and participation, to the extent of such other Revolving Credit Bank's Percentage, in each Existing Letter of Credit and the applicable Reimbursement Obligations with respect thereto and any security therefor or guaranty pertaining thereto.

     2B.   SWING LINE CREDIT.

     2B.1 Swing Line Advances. The Swing Line Bank shall, on the terms and subject to the conditions hereinafter set forth, make one or more advances (each such advance being a "Swing Line Advance") to Company from time to time on any Business Day during the period from the date hereof to (but excluding) the Revolving Credit Maturity Date in an aggregate amount not to exceed Five Million Dollars ($5,000,000) at any time outstanding; provided, however, that after giving effect to all Swing Line Advances and all Revolving Credit Advances requested to be made on such date, the aggregate principal amount of all outstanding Swing Line Advances and Revolving Credit Advances and the undrawn portion of all outstanding Letters of Credit shall not exceed the Maximum Commitment. All Swing Line Advances shall be evidenced by the Swing Line Note, under which advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement. Each Swing Line Advance shall mature and the principal amount thereof shall be due and payable by Company on the last day of the Interest Period applicable thereto. In no event whatsoever shall any outstanding Swing Line Advance be deemed to reduce, modify or affect any Bank's commitment to make Advances based upon its Percentage.

     2B.2 Accrual of Interest. Each Swing Line Advance shall bear interest at its Applicable Interest Rate. The amount and date of each Swing Line Advance, its Applicable Interest Rate, its Interest Period, and the amount and date of any repayment shall be noted on Swing Line Bank's records, which records will be conclusive evidence thereof, absent manifest error; provided, however, that any failure by the Swing Line Bank to record any such information shall not relieve Company of its obligation to repay the outstanding principal amount of such Swing Line
Advance, all interest accrued thereon and any amount payable with respect thereto in accordance with the terms of this Agreement and the Loan Documents.

     2B.3 Requests for Swing Line Advances. Company may request a Swing Line Advance only after delivery to Swing Line Bank of a Request for Swing Line Advance executed by an authorized officer of Company, subject to the following and to the remaining provisions hereof:

           (a) each such Request for Swing Line Advance shall set forth the information required on the Request for Swing Line
Advance form annexed hereto as Exhibit "H", including without limitation:

              (i) the proposed date of Swing Line Advance, which must be a Business Day;

             (ii) whether such Swing Line Advance is to be a Prime-based Advance or Quoted Rate Advance; and

            (iii)      the duration of the Interest Period
     applicable thereto;

           (b) each such Request for Swing Line Advance shall be delivered to Swing Line Bank by noon (Detroit time) on the proposed date of the Swing Line Advance;

           (c) the principal amount of such requested Swing Line Advance, plus the principal amount of all other Advances then outstanding hereunder, plus the aggregate undrawn portion of all Letters of Credit, plus the aggregate face amount of Letters of Credit requested but not yet issued, shall not exceed the Maximum Commitment;

           (d) the principal amount of such Swing Line Advance shall be at least One Hundred Thousand Dollars ($100,000);

           (e) each Request for Swing Line Advance, once delivered to Swing Line Bank, shall not be revocable by Company, and shall constitute and include a certification by the Company as of the date thereof that:

              (i) both before and after the Swing Line Advance, the obligations of the Company set forth in this Agreement and the Loan Documents, as applicable, are valid, binding and enforceable obligations;

             (ii)      to the best knowledge of Company, all
     conditions to Advances have been satisfied;

            (iii) both before and after the Swing Line Advance, there is no Event of Default in existence and no event which, with the giving of notice, the running of time, or both, would constitute an Event of Default; and

             (iv) both before and after the Swing Line Advance, the representations and warranties contained in this Agreement and the Loan Documents are true and correct in all material respects.

Swing Line Bank shall promptly deliver to Agent by telecopier a copy of any Request for Swing Line Advance received.

     2B.4 Disbursement of Swing Line Advances. Subject to submission of an executed Request for Swing Line Advance by Company without exceptions noted in the compliance certification therein and to the other terms and conditions hereof, Swing Line Bank shall make available to Company the amount so requested, in same day funds, not later than 4:00 p.m. (Detroit time) on the date of such Swing Line Advance by credit to an account of Company maintained with Swing Line Bank or to such other account or third party as Company may reasonably direct. Swing Line Bank shall promptly notify Agent of any Swing Line Advance by telephone, telex or telecopier.

     2B.5  Refunding of or Participation Interest in Swing Line
Advances.

           (a) The Agent, at any time in its sole and absolute discretion, may (or, upon the request of the Swing Line Bank, shall) on behalf of the Company (which hereby irrevocably directs the Agent to act on its behalf) request each Revolving Credit Bank (including the Swing Line Bank in its capacity as a Revolving Credit Bank) to make a Revolving Credit Advance in an amount equal to such Revolving Credit Bank's Percentage of the principal amount of the Swing Line Advances (the "Refunded Swing Line Advances") outstanding on the date such notice is given; provided that (i) at any time as there shall be a Swing Line Advance outstanding for more than thirty days, the Agent shall, on behalf of the Company (which hereby irrevocably directs the Agent to act on its behalf), promptly request each Revolving Credit Bank (including the Swing Line Bank) to make a Prime-based Advance of the Revolving Credit in an amount equal to such Revolving Credit Bank's Percentage of the principal amount of such outstanding Swing Line Advance, and (ii) Swing Line Advances shall be prepaid by the Borrower in accordance with the provisions of Section 2B.8 hereof. Unless any of the events described in Section 9.1(k) shall have occurred (in which event the procedures of paragraph (b) of this Section 2B.5 shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Revolving Credit Bank shall make the proceeds of its Revolving Credit Advance available to the Agent for the benefit of the Swing Line Bank at the office of the Agent specified in Section 2.8(a) prior to 11:00 a.m. Detroit time, in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Advances shall be immediately applied to repay the Refunded Swing Line Advances.

           (b) If, prior to the making of a Revolving Credit Advance pursuant to paragraph (a) of this Section 2B.5, one of the events described in Section 9.1(k) shall have occurred, each Revolving Credit Bank will, on the date such Revolving Credit Advance was to have been made, purchase from the Swing Line Bank an undivided participating interest in the Refunded Swing Line Advance in an amount equal to its Percentage of such Refunded Swing Line Advance. Each Revolving Credit Bank will immediately transfer to the Agent, in immediately available funds, the amount of its participation and upon receipt thereof the Agent will deliver to such Revolving Credit Bank a Swing Line Bank Participation Certificate in the form of Exhibit "K" dated the date of receipt of such funds and in such amount.

           (c) Each Revolving Credit Bank's obligation to make Revolving Credit Advances and to purchase participation interests in accordance with clauses (a) and (b) above shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Bank may have against Swing Line Bank, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company or any other Person; (iv) any breach of this Agreement by the Company or any other Person; (v) any inability of the Company to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such participating interest is to be purchased, or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Credit Bank does not make available to the Swing Line Bank the amount required pursuant to clause (a) or (b) above, as the case may be, the Agent shall be entitled to recover such amount on demand from such Revolving Credit Bank, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Effective Rate.

     2B.6 Quoted Rate Advance Interest Payments. Interest on each Quoted Rate Advance shall accrue at its Quoted Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest accruing at the Quoted Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.

     2B.7 Prime-based Advance Interest Payments. Interest on each Prime-based Advance shall accrue at the Prime-based Rate from the date of such Advance until paid, and shall be payable in immediately available funds quarterly commencing on December 31, 1995, and on the last day of each fiscal quarter thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

     2B.8 Prepayment. Company may prepay all or part of the outstanding balance of any Prime-based Advance(s) under the Swing Line Note (subject to not less than one (1) Business Day's notice to Agent) at any time, provided that the amount of any partial prepayment shall be at least One Hundred Thousand Dollars ($100,000) and the aggregate balance of all Swing Line Advances shall be at least Five Hundred Thousand Dollars ($500,000). Company may prepay Quoted Rate Advances only on the last day of the Interest Period applicable thereto. Any prepayment made in accordance with this Section shall be without premium, penalty or prejudice to the right to reborrow under the terms of this Agreement. Any other prepayment, whether by acceleration, mandatory or required prepayment or otherwise, shall be subject to Section 3.1 hereof, but otherwise without premium, penalty or prejudice.

     3.    SPECIAL PROVISIONS, CHANGES IN CIRCUMSTANCES AND YIELD
           PROTECTION.

     3.1 Reimbursement of Expenses. As to any Eurodollar-based Advance or any Quoted Rate Advance, if any prepayment thereof shall occur on any day other than the last day of an Interest Period (whether pursuant to this Article, or by acceleration, or otherwise), or if an Applicable Interest Rate shall be changed during any Interest Period pursuant to this Article, or if Company fails to borrow any Eurodollar-based Advance or Quoted Rate Advance after notice has been given by Company to Agent in accordance with the terms hereof requesting such Advance, Company shall reimburse Banks on demand for any actual (hard) costs incurred by Banks as a result of the timing thereof including but not limited to any costs incurred in liquidating or employing deposits from third parties, provided that Banks shall have delivered to Company a certificate setting forth the basis for determining such costs, which certificate shall be conclusively presumed correct save for manifest error.

     3.2 Eurodollar Lending Office. For any Interest Period for which the Applicable Interest Rate is the Eurodollar-based Rate, if Agent shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Agent, Agent shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.

     3.3 Change in Circumstances. If with respect to any Interest Period Agent determines in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to the Agent for such Interest Period, then Agent shall forthwith give notice thereof to Company and Banks. Thereafter, until Agent notifies Company that such circumstances no longer exist, the obligation of Banks to make Eurodollar-based Advances, and the right of Company to convert an Advance to or refund an Advance as a Eurodollar-based Advance shall be suspended.

     3.4 Regulatory Changes. If any Regulatory Change shall make it unlawful or impossible for any Bank (or its Eurodollar
Lending Office) to honor its obligations hereunder to make or maintain any Advance at the Eurodollar-based Rate, Agent shall forthwith give notice thereof to Company. Thereafter (a) the obligations of Banks to make Eurodollar-based Advances and the right of Company to convert an Advance or refund an Advance as a Eurodollar-based Advance shall be suspended and thereafter
Company may select as Applicable Interest Rates only those which remain available, and (b) if Banks may not lawfully continue to maintain an Advance to the end of the then current Interest
Period applicable thereto, the Prime-based Rate shall be the Applicable Interest Rate for the remainder of such Interest Period.

     3.5   Increased Costs. If any Regulatory Change:

     (a) shall subject any Bank (or its Eurodollar Lending Office) to any tax, duty or other charge with respect to any Advance or any Note or shall change the basis of taxation of payments to any Bank (or its Eurodollar Lending Office) of the principal of or interest on any Advance or any Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of such Bank or its Eurodollar Lending Office imposed by the jurisdiction in which such Bank's principal executive office or Eurodollar Lending Office is located); or

     (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank (or its Eurodollar Lending Office) or shall impose on any Bank (or its Eurodollar Lending Office) or the foreign exchange and interbank markets any other condition affecting any Advance or any Note; or

     (c) shall impose, modify or deem applicable any tax, reserve, special deposit, assessment, capital adequacy or similar requirement against or with respect to or measured by reference to Eurodollar-based Advances or to letters of credit issued or to be issued by any Bank;

and the result of any of the foregoing is to increase the costs to such Bank of issuing or maintaining any Letter of Credit or any part of the Indebtedness hereunder or to reduce the amount of any sum received or receivable by such Bank under this Agreement or under any Letter of Credit or any Note, by an amount deemed by such Bank to be material, then such Bank shall promptly notify Company of such fact and demand compensation therefor and, within fifteen days after demand by such Bank, Company agrees to pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction; provided, however, that such Bank shall not be entitled to any such compensation attributable to any such event to the extent that such compensation relates to a period of time more than 90 days prior to the date upon which such Bank first notified Company of such event. A certificate of such Bank setting forth the basis for determining such additional amount or amounts necessary to compensate such Bank shall be conclusively presumed to be correct save for manifest error.

     3.6 Capital Requirements. If any Regulatory Change affects or would affect the amount of capital required to be maintained by any Bank (or any corporation controlling such Bank) and such Bank determines that the amount of such capital is increased by or based upon the existence of a Letter of Credit or such Bank's obligations or Advances hereunder and such increase has the effect of reducing the rate of return on such Bank's (or such controlling corporation's) capital as a consequence of any Letter of Credit or such obligations or Advances hereunder to a level below that which such Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then Company shall pay to such Bank from time to time, upon request by such Bank, additional amounts sufficient to compensate such Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Bank reasonably determines to be allocable to the existence of any Letter of Credit or such Bank's obligations or Advances hereunder; provided, however, that such Bank shall not be entitled to any such compensation attributable to any such event to the extent that such compensation relates to a period of time more than 90 days prior to the date upon which such Bank notified Company of such event. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by any Bank, shall be submitted by such Bank to Company and shall be conclusive, absent manifest error in computation.

     4.    CONDITIONS

     The obligations of Banks to make Advances or loans or to issue Letters of Credit pursuant to this Agreement are subject to the following conditions:

     4.1 Execution of Notes and this Agreement. Company shall have executed and delivered to Agent for the account of Comerica Bank the Swing Line Note and for the account of each Bank, the Revolving Credit Notes and this Agreement (including all schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto), and, as applicable, the Loan Documents, and such Notes, the Loan Documents and this Agreement shall be in full force and effect.

     4.2 Execution of Guaranty. Guarantors shall have executed and delivered to Agent for the account of each Bank the Guaranty.

     4.3 Corporate Authority. Agent shall have received, with a counterpart thereof for each Bank: (i) an incumbency certificate and certified copies of resolutions of the Board of Directors of Company evidencing approval of the form of this Agreement and the Notes and authorizing the execution and delivery thereof and the borrowing of Advances hereunder; and (ii) (A) certified copies of Company's and each Guarantor's articles of incorporation and bylaws or other constitutional documents certified as true and complete as of a recent date by the appropriate official of the jurisdiction of incorporation of each such entity; and (B) a certificate of good standing from the state or other jurisdictions of Company's and each Guarantor's incorporation, and from every state or other jurisdiction in which Company or any Guarantor is qualified to do business

     4.4 Representations and Warranties -- All Parties. The representations and warranties made by Company or any other party to any of the Loan Documents under this Agreement or any of the Loan Documents (excluding the Banks), and the representations and warranties of any of the foregoing which are contained in any certificate, document or financial or other statement furnished at any time hereunder or thereunder or in connection herewith or therewith shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the date of the making of any Advance hereunder.

     4.5 Compliance with Certain Documents and Agreements. The Company and the Guarantors shall have each performed and complied with all agreements and conditions contained in this Agreement, the Loan Documents, or any agreement or other document executed thereunder and required to be performed or complied with by it (as of the applicable date) and Company shall not be in default in the performance or compliance with any of the terms or provisions hereof or thereof.

     4.6 Opinion of Counsel. Company shall furnish Agent prior to the initial Advance under this Agreement, and with signed copies for each Bank, opinions of counsel to the Company and the Guarantors, dated the date hereof, and covering such matters as required by and otherwise satisfactory in form and substance to the Agent and each of the Banks.

     4.7 No Default. No Event of Default or event which with the lapse of time or giving of notice or both would constitute an Event of Default shall have occurred and be continuing.

     4.8 No Material Adverse Change. There shall have been no material adverse change in the condition (financial or otherwise), properties, business, prospects of, results or operations of the Company and the Guarantors (taken as a whole) from July 1, 1995 to the date of the making of the first borrowing hereunder.

     4.9 Termination of Prior Agreement. The Company and Comerica Bank shall have terminated the Second Amended and Restated Loan Agreement dated March 2, 1994, as amended, and all amounts payable thereunder shall have been paid or shall be paid with the proceeds of the first Advance.

     4.10 Facility Fee. Company shall have paid to the Agent, for distribution ratably to the Banks in accordance with their Percentages, a facility fee in the amount of $21,000.

     5.    REPRESENTATIONS AND WARRANTIES

     Company represents and warrants and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

     5.1 Organization, etc. Company and each Guarantor is a corporation duly organized and existing and in good standing under the laws of the state of its incorporation as identified on Exhibit "D" attached hereto; Company and each Guarantor is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary; the execution, delivery and performance of this Agreement, and any other documents and instruments required under this Agreement (including, without limitation, and the issuance of the Notes by Company and the Guaranty by Guarantors), are within the corporate powers of the Company or Guarantor executing and/or delivering same, have been duly authorized, are not in contravention of any law applicable to Company or Guarantor or the terms of either of the articles of incorporation or bylaws of Company or Guarantor, and do not require (with respect to Company or Guarantor) the consent or approval of any governmental body, agency or authority; and this Agreement and any other documents and instruments required under this Agreement, when issued and delivered under this Agreement, will be valid and binding in accordance with their terms.

     5.2 No Conflict. The execution, delivery and performance of this Agreement and any other documents and instruments required under this Agreement, and the issuance of the Notes by Company, are not in contravention of the unwaived terms of any indenture, agreement or undertaking to which Company or any Guarantor is a party or by which Company or any Guarantor is bound, the violation of which could materially impair Company's or any Guarantor's financial condition or ability to carry on its business.

     5.3 Litigation. No litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of the officers of Company is threatened against Company or any Guarantor, the outcome of which could materially impair Company's or any Guarantor's financial condition or ability to carry on its business.

     5.4 Title to Assets. Company and Guarantors have good and marketable title to all of the properties and assets reflected on the balance sheets referred to in Section 5.7 hereof and there are no security interests in or liens, mortgages or other encumbrances on any assets of any Company or Guarantor, except to Bank and except for Permitted Liens.

     5.5 Subsidiaries. There are no Subsidiaries of Company other than those listed on Exhibit "D".

     5.6 Pension Plans. Neither Company nor any Guarantor maintains or contributes to any employee pension benefit plan subject to Title IV of ERISA except the Pension Plans described in Exhibit "E" attached hereto. There was no "unfunded past service liability" of the Pension Plans as of June 30, 1995, and there is no accumulated funding deficiency within the meaning of ERISA, or any existing liability with respect to any of the Pension Plans owed to the Pension Benefit Guaranty Corporation or any successor thereto.

     5.7 Financial Statements. The audited Consolidated financial statements dated December 31, 1994, previously furnished Banks, are complete and correct and fairly present the financial condition of Company and its Consolidated Subsidiaries and the results of their operations in accordance with GAAP; since said date there have been no material adverse changes in the financial condition of Company or any Guarantor; to the knowledge of Company's officers, Company and Guarantors have no contingent obligations (including any liability for taxes) not disclosed by or reserved against in such financial statements, and at the present time there are no material unrealized or anticipated losses from any present commitment of Company and Guarantors required by GAAP to be disclosed.

     5.8 Tax Returns. All tax returns and tax reports of Company and Guarantors, required by law to be filed, have been duly filed or extensions obtained, and all taxes, assessments and other governmental charges or levies (other than those presently payable without penalty and those currently being contested in good faith for which adequate reserves have been established) upon Company and Guarantors (or any of their properties) which are due and payable have been paid. The charges, accruals and reserves on the books of Company and Guarantors in respect of the Federal income tax for all periods are adequate in the opinion of Company.

     5.9 Compliance with Laws. Company and each Guarantor is, in the conduct of its business, in compliance in all material respects with all federal, state or local laws, statutes, ordinances and regulations applicable to it, the enforcement of which, if such Company or Guarantor were not in compliance, would materially and adversely affect its business or the value of its property or assets taken as a whole. Company and each Guarantor has all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies and authorities, whether federal, state or local, required to permit the operation of its business as presently conducted, except such approvals, authorizations, consents, licenses, orders and other permits with respect to which the failure to obtain can be cured without having a material and adverse effect on the operation of Company's or such Guarantor's business taken as a whole.

     5.10 Representations. No representation or warranty by Company in this Agreement, nor any statement or certificate (including financial statements) furnished or to be furnished to Banks pursuant hereto contains or will contain any untrue statement of any fact or omits or will omit to state a fact necessary to make such representation, warranty, statement or certificate not misleading.

     5.11  Reserved.

     5.12 Environmental Matters. Except for De Minimis Matters or as described on Schedule 5.12, neither Company nor any Guarantor is a party to any litigation or administrative proceeding, nor so far as is known by Company is any litigation or administrative proceeding threatened against Company or any Guarantor, which in either case (A) asserts or alleges that Company or any Guarantor violated Environmental Laws, (B) asserts or alleges that any Company or Guarantor is required to clean up, remove or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, or (C) asserts or alleges that Company or any Guarantor is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials.

     5.13 Environmental Matters. Except for De Minimis Matters or as described in Schedule 5.12, to the best knowledge of Company, after due inquiry, there are no conditions existing currently or likely to exist during the term of this Agreement which would subject Company or any Guarantor to damages, penalties, injunctive relief or cleanup costs under any applicable Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to applicable Environmental Laws by Company or any Guarantor.

     5.14  Environmental Liabilities. Except as described in
Section 5.12, neither Company nor any Guarantor is subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws and to the best knowledge of Company, after due inquiry, neither Company nor any Guarantor has been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any applicable Environmental Laws.

     5.15 Environmental Permits. Company and Guarantors have all permits, licenses and approvals required under applicable
Environmental Laws.

     6.    COMPANY'S AFFIRMATIVE COVENANTS

     Company covenants and agrees that it will, so long as Banks are committed to make any Advances under this Agreement and so long as any Letter of Credit or other indebtedness remains outstanding under this Agreement, unless the Majority Banks shall otherwise consent in writing:

     6.1   Deliveries. Furnish, to Agent, with copies for each
Bank:

     (a) as soon as available and in any event within 90 days after the end of each fiscal year of Company, the Consolidated financial statements of Company and its Consolidated Subsidiaries for such fiscal year including balance sheet as of the end of such fiscal year and the related statements of income and retained earnings for such fiscal year, each prepared in accordance with GAAP and audited by independent certified public accountants reasonably acceptable to Bank;

     (b)   Reserved

     (c) as soon as available and in any event within 45 days after the end of the first three fiscal quarters of each year, and 90 days after the end of the last fiscal quarter of each year, a Consolidated balance sheet and related statements of income and retained earnings for such quarter and year-to-date, each prepared in accordance with GAAP and certified on behalf of Company (subject to year-end audit adjustments) by an officer of Company; together with a certificate signed on behalf of Company by an officer of Company (i) to the effect that there has been no Event of Default and no event exists which, with the giving of notice, the passage of time, or both, would constitute an Event of Default, under this Agreement and that the representations and warranties set forth in this Agreement are true as of the date of such certification, and (ii) stating in reasonable detail the information and calculations necessary to establish compliance with the provisions of Section 6.11 through
           6.13 hereof as of the end of such fiscal quarter;

     (d) as soon as possible and in any event within 150 days after the end of each fiscal year of Company, a copy of each management letter received from its accountants;

     (e) within 7 Business Days of filing with the Commission, copies of each Form 10-K, Form 10-Q and Form 8-K filed with the Commission; and within 7 Business Days of mailing to Company's shareholders, a copy of its annual report and proxy statement; and

     (f) from time to time, such further information regarding the business affairs and financial condition of Company and Guarantors as any Bank may reasonably request.

     6.2 Taxes. Pay and discharge, and cause all Subsidiaries to pay and discharge, all taxes and other governmental charges and all contractual obligations calling for the payment of money, before any interest or penalty for nonpayment thereof becomes payable, unless and to the extent only that such payment is being contested in good faith.

     6.3 Insurance. Maintain, and cause all Subsidiaries to maintain, insurance coverage on their physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate. In the case of all policies covering property mortgaged or pledged to Banks or property in which Banks shall have a security interest of any kind whatsoever, other than those policies protecting against casualty liabilities to strangers, all such insurance policies shall name Bank as loss payee whose interest shall not be invalidated by the acts or neglect of the insured and provide that the loss payable thereunder shall be payable to Company or Subsidiaries and Bank, as their respective interests may appear. All said policies or copies thereof, including all endorsements thereon and those required hereunder, shall be deposited with Agent upon request of Agent.

     6.4 Inspection. Permit Agent and the Banks, through the authorized attorneys, accountants and representatives, to examine Company's and Subsidiaries' books, accounts, records, ledgers and assets of every kind and description at all reasonable times during normal business hours upon oral or written request of Agent or any Bank.

     6.5 Notification of Default. Promptly notify Agent and the Banks of any condition or event which constitutes or with the running of time and/or the giving of notice would constitute a default or Event of Default under this Agreement, and promptly inform Agent and the Banks of any material adverse change in the financial condition of Company or any Subsidiary.

     6.6 Legal Existence. Preserve and maintain the legal existence of Company and each Subsidiary and such of their rights, licenses and privileges as are material to their business and operations, except for mergers permitted by Section 7.2; and qualify and remain qualified to do business in each jurisdiction in which such qualification is material to its business and operations or the ownership of their properties.

     6.7 Compliance with Laws. Comply, and cause all Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could materially and adversely affect the financial condition or operations of Company or any Subsidiary, except to the extent that compliance with any of the foregoing is then being contested in good faith and by appropriate legal proceedings and with respect to which adequate financial reserves have been established.

     6.8   Reserved.

     6.9 Compliance with ERISA. Comply, and cause all Subsidiaries to comply, with all requirements (except for De
Minimis Matters) imposed by ERISA as presently in effect or hereafter promulgated including, but not limited to, the minimum funding requirements of the Pension Plans.

     6.10 Notification of ERISA Matters. Promptly notify Agent and the Banks upon the occurrence of any of the following events:

     (a) the termination of any of the Pension Plans pursuant to Subtitle C of Title IV of ERISA or otherwise;

     (b)   the appointment of a trustee by a United States
           District Court to administer any of the Pension Plans;

     (c)   the commencement by the Pension Benefit Guaranty
           Corporation, or any successor thereto of any proceeding to terminate any of the Pension Plans;

     (d) the failure of any of the Pension Plans to satisfy the minimum funding requirements for any plan year as established in Section 412 of the Internal Revenue Code of 1954, as amended, or any successor provision of the Internal Revenue Code of 1986;

     (e) the withdrawal of Company or any Subsidiary from any Pension Plan; or

     (f) a reportable event, within the meaning of Title IV of ERISA.

     6.11 Consolidated Funded Debt Ratio. Maintain, as of the last day of each fiscal quarter, a Consolidated Funded Debt
Ratio of not more than 2.25 to 1.

     6.12 Consolidated Fixed Charge Coverage Ratio. Maintain, as of the last day of each fiscal quarter, a Consolidated Fixed
Charge Coverage Ratio of not less than 1.75 to 1.

     6.13 Consolidated Tangible Net Worth. Maintain, as of the last day of each fiscal quarter, Consolidated Tangible Net Worth of not less than a deficit of ($5,000,000) plus 50% of Company's cumulative Consolidated Net Income (not reduced by losses) for the period (taken as one accounting period) beginning on July 2, 1995 and ending on the date of determination.

     7.    NEGATIVE COVENANTS

     Company covenants and agrees that so long as Banks are committed to make any Advances under this Agreement and thereafter so long as any Letter of Credit or other Indebtedness remains outstanding under this Agreement, neither Company nor any Subsidiary will, without the prior written consent of the Majority Banks:

     7.1 Redemptions. Purchase, acquire or redeem any of its Capital Stock or make any material change in its capital structure or general business objects or purposes except that so long as no Event of Default has occurred and is continuing, either before or after giving effect thereto, Company may redeem its stock for an amount not to exceed $10,000,000 in the aggregate in any two year period.

     7.2 Merger. Merge or consolidate with or into any other Person, except that a Subsidiary may merge with Company or any other Subsidiary, and except for mergers in which Company or any Guarantor is the surviving entity in a Permitted Acquisition.

     7.2A Sale of Assets. Lease, sell or otherwise dispose of any of its property to any other Person except for (i) sales of inventory in the ordinary course of its business and (ii) leases, sales or other dispositions of its property that, together with all other property of Company and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of its business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the property of Company and its Subsidiaries.

     7.3 Guarantee Obligations. Guarantee or otherwise in any way become or be responsible for the obligations of any other Person (whether by agreement or otherwise) to purchase the indebtedness of any other person through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging the indebtedness of any other Person, or agree to maintain the net worth or working capital of any other Person, or otherwise assure any creditor of such Person against loss, except for (i) loans to dealers consistent with prior practice in aggregate amounts not to exceed $1,500,000 at any time outstanding, (ii) the endorsement of negotiable instruments by Company and Guarantors in the ordinary course of business for collection, (iii) guarantees in favor of Banks, (iv) the current Account Purchase Agreement with General Electric Capital Corporation, which Agreement has been assigned to and assumed by Transamerica Commercial Finance Corporation, and (v) all floor plan financing and/or repurchase arrangements described in Exhibit "F" attached hereto.

     7.4 Debt. Incur, create, assume or permit to exist any indebtedness or liability for borrowed money, or any other indebtedness or liability evidenced by notes, capital leases, bonds, debentures or similar obligations, or enter into any application for or reimbursement agreement relating to any letter of credit, except:

     (a)   Indebtedness to the Banks;

     (b) current unsecured trade, utility or non-extraordinary accounts payable arising in the ordinary course of the business of Company or Subsidiaries;

     (c)   the indebtedness described in Exhibit "G" attached; and

     (d)   other indebtedness or liabilities not to exceed
           $3,000,000 in the aggregate at any time outstanding.

     7.5 Acquisitions. Purchase or otherwise acquire all or substantially all of the assets or business interests of any Person, firm or corporation or any shares of stock of any corporation, trusteeship or association or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition, except for Permitted Acquisitions.

     7.6 Dividends. Declare or pay any dividends on, or make any other distribution (whether by reduction of capital or otherwise) with respect to any shares of any of its Capital
Stock (other than cash dividends paid by Subsidiaries to Company or to any other Subsidiary), except that so long as no Event of Default has occurred and is then continuing, either before or after taking into account the following described dividends, Company may declare and pay dividends in an amount not to exceed 10% of Company's Consolidated Net Income for the year in which such dividend is declared and paid.

     7.7 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property or assets whether now owned or hereafter acquired except to Banks and except for (i) Liens encumbering assets having a value of not greater than 10% of Consolidated Net Tangible Assets, and (ii) the Permitted Liens.

     7.8 Loans. Make any loans, advances of credit or extension of credit to any person, except sales on open account or in the ordinary course of business and, so long as no Event of Default has occurred and is continuing, advances to officers and other employees of Company or any Guarantor not to exceed $500,000 per person in the aggregate and $1,500,000 for all officers and employees in the aggregate at any time outstanding, for the sole purpose of (i) payment of income taxes associated with the exercise of options to purchase stock of Company, and (ii) providing inducement to become or remain an employee of Company or any Guarantor.

     7.9 Pension Plans. Enter into, maintain or make contribution to, directly or indirectly, any employee pension plan that is subject to Title IV or ERISA, except any Pension
Plan heretofore described.

     7.10 Subsidiaries. Create or acquire any Subsidiary except for (i) the acquisition of a Subsidiary permitted by Section 7.5, and (ii) the creation of a Subsidiary in the ordinary course of business and upon prior written notice to Agent. Any Bank may at its option require Company to cause any such Subsidiary to become a Guarantor.

     8.    ENVIRONMENTAL PROVISIONS

     8.1   General. Company shall timely comply, and cause
Guarantors to timely comply, with all applicable Environmental
Laws.

     8.2 Copies of Pleadings. Company shall provide to Agent, immediately upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by Company or any Guarantor or a cleanup, removal, remedial action or other response by or on the part of Company or any Guarantor under applicable Environmental Laws or which seeks damages or civil, criminal or punitive penalties from Company or any Guarantor for an alleged violation of Environmental Laws.

     8.3 Notification. Company shall promptly notify Bank in writing as soon as Company becomes aware of any condition or circumstance (except for De Minimis Matters) which makes the environmental warranties or representations in this Agreement incomplete or inaccurate as of any date.

     8.4 Retention of Expert. In the event of any condition or circumstance that makes any environmental warranty, representation and/or agreement incomplete or inaccurate as of any date (except for De Minimis Matters), Company shall, at its sole expense, retain an environmental professional consultant, reasonably acceptable to Banks, to conduct a thorough and complete environmental audit regarding the changed condition and/or circumstance and any environmental concerns arising from that changed condition and/or circumstance. A copy of the environmental consultant's report will be promptly delivered to Agent upon completion.

     8.5 Environmental Audit. At any time Company, directly or indirectly through any professional consultant or other representative, determines to undertake an environmental audit, assessment or investigation (except for De Minimis Matters), Company shall promptly provide Agent with written notice of the initiation of the environmental audit, fully describing the purpose and intended scope. Upon receipt, Company will promptly provide to Agent copies of all final findings and conclusions of any such environmental investigation. Preliminary findings and conclusions shall be provided if final reports have not been completed and delivered to Agent with 60 days following completion of the preliminary findings and conclusions.

     8.6 Indemnification. Company hereby indemnifies and holds the Agent and each Bank and any of its or their past, present and future officers, directors, shareholders and employees harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit and legal expenses) arising out of any claim, loss or damage of any property, injuries to or death of persons, contamination of or adverse affects on the environment, or any violation of any applicable Environmental Laws, due to any acts of Company or any Guarantor, their officers, directors, shareholders, employees, consultants and/or representatives. In no event shall Company be liable hereunder for any loss, damages, suits, penalties, costs, liabilities or expenses arising from any act of negligence of Agent or any Bank or their agents or employees.
It is expressly understood and agreed that (A) the indemnifications granted herein are intended to protect Agent and the Banks and their past, present and future officers, directors, shareholders, employees, consultants and representatives from any claims that may arise by reason of the security interest, liens and/or mortgages granted to Agent or any Bank, or under any other document or agreement given to secure repayment of any indebtedness from Company, whether or not such claims arise before or after Banks have foreclosed upon and/or otherwise become the owner of any such property; and (B) the provisions hereof shall be continuing and shall survive the repayment of any indebtedness from Company to Banks.

     8.7 Permits. Company shall maintain, and cause Guarantors to maintain, all permits, licenses and approvals required under applicable Environmental Laws.

     9.    DEFAULTS

     9.1 Defaults. Any of the following events is an "Event of Default":

     (a) Non-payment of Fees or of the principal or interest due under the terms of this Agreement or on the Notes or other instrument or evidence of indebtedness outstanding under this Agreement when due in accordance with the terms thereof and (except in the case of non-payment of principal) continuance for 10 calendar days;

     (b) default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Section 6.1, 6.3, 6.4, 6.5, 6.11 through 6.13 or 7 hereof;

     (c) default in the observance or performance of any of the other conditions, covenants or agreements of Company herein set forth and continuance thereof for thirty
           (30) days after notice to Company by Agent;

     (d) any representation or warranty made by Company or any Guarantor herein or in any Loan Document or other instrument submitted pursuant hereto proves to have been untrue in any material respect when made;

     (e) default in the observance or performance of any of the conditions, covenants or agreements of Company or any of the Guarantors set forth in any of the other Loan Documents, and continuance thereof beyond any period of grace or cure specified in any such document;

     (f) default in the payment of any other obligation of Company or any Guarantor for borrowed money in excess of $5,000,000 or in the observance or performance of any conditions, covenants or agreements related or given with respect thereto beyond any applicable grace period, the result of which would have a material and adverse impact on the financial condition of the Company and Guarantors, taken as a whole, or their ability to carry on their business (taken as a whole);

     (g) judgments for the payment of money in excess of the sum of $500,000 over applicable insurance coverage (not including deductibles) in the aggregate shall be rendered against Company or any Guarantor, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 consecutive days from the date of its entry;

     (h)   the revocation of the Guaranty by any Guarantor;

     (i) any Person or group of Persons acting on concert shall acquire or control, directly or indirectly, whether by ownership, voting trust or otherwise, more than 50% of the issued and outstanding voting securities of Company;

     (j) the occurrence of any "reportable event", as defined in the Employee Retirement Income Security Act of 1974 and any amendments thereto, which is determined to constitute grounds for termination by the Pension Benefit Guaranty Corporation of any employee pension benefit plan maintained by or on behalf of Company or any Guarantor for the benefit of any of its employees or is determined to constitute grounds for the appointment by the appropriate United States District Court of a trustee to administer such plan, and such reportable event is not corrected and such determination is not revoked within 30 days after notice thereof has been given to the plan administrator; or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such employee benefit pension plan or to appoint a trustee to administer such plan; or the appointment of a trustee by the appropriate United States District Court to administer any such employee benefit pension plan; or

     (k) If a creditors' committee shall have been appointed for the business of Company or any Guarantor; or if Company or any Guarantor shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets and such receiver, trustee or custodian so appointed shall not have been discharged within 45 days after the date of appointment; or if an order shall be entered, and shall not be dismissed or stayed within 45 days, approving any petition for reorganization of Company or any Guarantor.

     9.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (v) the Agent may, and upon being directed to do so by the Majority Banks, shall, declare the commitment of the Banks to make Advances and to issue Letters of Credit terminated; (w) the Agent may, and upon being directed to do so by the Majority Banks, shall, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by Company; (x) upon the occurrence of any Event of Default specified in subsection 9.1(k), above, and notwithstanding the lack of any declaration by Agent under preceding clause (w), the entire unpaid principal Indebtedness, including the Notes, shall become automatically and immediately due and payable, and the commitment of the Banks to make Advances and to issue Letters of Credit shall be automatically and immediately terminated; (y) the Agent may, and upon being directed to do so by the Majority Banks, shall, demand immediate delivery of Letter of Credit Cash Collateral, and (z) the Agent shall, if directed to do so by the Majority Banks or the Banks, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the Loan Documents or law.

     9.3 Rights Cumulative. No delay or failure of Agent and/or Banks in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Banks under this Agreement are cumulative and not exclusive of any right or remedies which Banks would otherwise have.

     9.4 Waiver by Company of Certain Laws. To the extent permitted by applicable law, Company hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes.

     9.5 Waiver of Defaults. No Event of Default shall be waived by the Banks except in a writing signed by an officer of the Agent in accordance with Section 12.11 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by Agent or the Banks. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent or the Banks in enforcing any of their rights shall constitute a waiver of any of their rights. Company expressly agrees that this Section may not be waived or modified by the Banks or Agent by course of performance, estoppel or otherwise.

     9.6 Interest on Default. Notwithstanding anything to the contrary set forth in this Agreement, in the event and so long as any Event of Default shall exist under this Agreement, upon notice to Company by Agent (except in the case of an Event of Default under Section 9.1(k), as to which no notice shall be required), interest shall accrue on the principal amount of all Advances from time to time outstanding at a per annum rate equal to the Applicable Interest Rate (calculated on the basis of the maximum Applicable Margin amount) in respect of each such Advance plus three percent (3%) per annum for the remainder of the then existing Interest Period, if any, and at all other such times, at a per annum rate equal to the Prime-based Rate plus three percent (3%)

     10.   PAYMENTS, RECOVERIES AND COLLECTIONS.

     10.1  Payment Procedure.

           (a) All payments by Company of principal of, or interest on, the Notes, or of Fees, shall be made without setoff or counterclaim on the date specified for payment under this Agreement not later than 11:00 a.m. (Detroit time) in immediately available funds to Agent, for the ratable account of the Banks, at Agent's office located at 500 Woodward Avenue, Detroit, Michigan 48226, (care of Agent's Eurodollar Lending Office, for Eurodollar-based Advance). Upon receipt by the Agent of each such payment, the Agent shall make prompt payment in like funds received to each Bank, or, in respect of Eurodollar-based Advances, to such Bank's Eurodollar Lending Office.

           (b) Unless the Agent shall have been notified by Company prior to the date on which any payment to be made by Company is due that Company does not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that the Company has remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Bank on such payment date an amount equal to such Bank's share of such assumed payment. If Company has not in fact remitted such payment to the Agent each Bank shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Bank, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Bank to the date such amount is repaid to the Agent at a rate per annum equal to (i) for Prime-based Advances, the Federal Funds Effective Rate (daily average), as the same may vary from time to time, and (ii) with respect to Eurodollar-based Advances, Agent's aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent) of carrying such amount.

           (c) Subject to the definition of Eurodollar-Interest Period, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

     10.2 Pro-rata Recovery. If any Revolving Credit Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of, or interest on, any of the Revolving Credit Notes in excess of its pro rata share of payments then or thereafter obtained by all Revolving Credit Banks upon principal of and interest on all Revolving Credit Notes, such Bank shall purchase from the other Revolving Credit Banks such participations in the Revolving Credit Notes held by them as shall be necessary to cause such purchasing Revolving Credit Bank to share the excess payment or other recovery ratably in accordance with the Percentage with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

     10.3 Application of Proceeds. Notwithstanding anything to the contrary in this Agreement, after an Event of Default, the proceeds of any offsets or voluntary payments by Company or any Guarantor or others and any other sums received or collected in respect of the Indebtedness, shall be applied, first, to the Notes on a pro rata basis (or in such order and manner as determined by the Majority Banks; subject, however, to the applicable Percentages of the loans held by each of the Banks), next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to Company. The application of such proceeds and other sums to the Revolving Credit Notes shall be based on each Bank's Percentage of the aggregate of the loans.

     11.   Agent

     11.1  Appointment of Agent. Each Bank and the holder of each
Note irrevocably appoints and authorizes the Agent to act on behalf of such Bank or holder under this Agreement and the Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company. Without limiting in any way the obligations of the Company under this Agreement, each Bank agrees (which agreement shall survive any termination of this Agreement) to reimburse Agent for all reasonable out-of-pocket expenses (including house and outside attorneys' fees and disbursements) incurred by Agent hereunder or in connection herewith or with an Event of Default or in enforcing the obligations of Company under this Agreement or the Loan
Documents or any other instrument executed pursuant hereto, and for which Agent is not reimbursed by Company, pro rata according to such Bank's Percentage. Agent shall not be required to take any action under the Loan Documents, or to prosecute or defend any suit in respect of the Loan Documents, unless indemnified to its satisfaction by the Banks against loss, costs, liability and expense. If any indemnity furnished to Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

     11.2 Deposit Account with Agent. Company hereby authorizes Agent, in Agent's sole discretion, to charge its general deposit account(s), if any, maintained with Agent for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same becomes due and payable under the terms of this Agreement or the Notes.

     11.3 Scope of Agent's Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Bank (and no implied covenants or other obligations shall be read into this Agreement against the Agent). Neither Agent nor any of its directors, officers, employees or agents shall be liable to any Bank for any action taken or omitted to be taken by it under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority
Banks or in the absence of their own gross negligence or wilful misconduct, nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by Company of its obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation the making of any Advance or the issuance of any Letter of Credit, except the receipt of closing documents. Agent shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Agent may treat the payee of any Note as the holder thereof. Agent may employ agents and may consult with legal counsel (who may be counsel for Company), independent public accountants and other experts selected by it and shall not be liable to the Banks (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accounts or experts.

     11.4 Successor Agent. Agent may resign as such at any time upon at least 30 days prior notice to Company and all Banks. Agent may be removed at any time by the Majority Banks upon the gross negligence or willful misconduct of Agent, or upon the failure by Agent to comply with the terms and conditions of this Agreement. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Majority Banks shall, by written instrument, appoint successor agent(s) (satisfactory to such Majority Banks and with the consent of Company, which shall not be unreasonably withheld) which shall thereupon become the Agent hereunder, as applicable, and shall be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request. Any such successor Agent shall be a commercial bank organized under the laws of the United States or any state thereof and shall have a combined capital and surplus of at least $500,000,000. If a successor is not so appointed or does not accept such appointment before the resigning Agent's resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Banks is made and accepted or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Banks shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Banks is made and accepted. Such successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed. Upon such succession of any such successor Agent, the provisions of this Section 11 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     11.5 Loans by Agent. Comerica Bank and its successors and assigns, in its capacity as a Bank hereunder, shall have the same rights and powers hereunder as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent. Comerica Bank and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with Company (or the shareholders of such party) as if it were not acting as Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Banks.

     11.6 Credit Decisions. Each Bank acknowledges that it has, independently of Agent and each other Bank and based on the financial statements of Company and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Bank also acknowledges that it will, independently of Agent and each other Bank and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any document executed pursuant hereto.

     11.7 Agent's Fees. Commencing on the date hereof, and on each succeeding anniversary date thereof until all indebtedness outstanding under this Agreement has been repaid and no commitment to fund any loan hereunder is outstanding, Company shall pay to Agent an annual agency fee and such other fees and charges as set forth (or to be set forth from time to time) in a letter agreement among Company and Agent. The Agent's Fees described in this Section 11.7 shall not be refundable under any circumstances.

     11.8 Authority of Agent to Enforce Notes and This Agreement. Each Bank, subject to the terms and conditions of this Agreement, authorizes the Agent with full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of the Notes and to file such proofs of debt or other documents as may be necessary to have the claims of the Banks allowed in any proceeding relative to Company or its creditors or affecting its properties, and to take such other actions which Agent consider to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the Loan Documents.

     11.9 Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed by Company, but without limiting any obligation of Company to make such reimbursement), ratably according to their respective Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement, any of the Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Agent under this Agreement or any of the Loan Documents, provided, however, that no Bank shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the Loan Documents, to the extent that the Agent are not reimbursed for such expenses by Company, but without limiting the obligation of Company to make such reimbursement. Each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any amounts owing to the Agent by the Banks pursuant to this Section. If the indemnity furnished to the Agent under this Section shall, in the judgment of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity from the Banks and cease, or not commence, to take any action until such additional indemnity if furnished.

     11.10 Knowledge of Default. It is expressly understood and agreed that the Agent shall be entitled to assume that no Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have been notified in a writing specifying such Event of Default and stating that such notice is a "notice of default" by a Bank or by Company. Upon receiving such a notice, the Agent shall promptly notify each Bank of such Event of Default.

     11.11 Agent's Authorization; Action by Banks. Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Banks to give any approval or consent, or to make any request, or to take any other action on behalf of the Banks (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Banks or the Banks, as applicable hereunder. Action that may be taken by Majority Banks or all of the Banks, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote at a meeting (which may be held by telephone conference call) as to which all of the Banks have been given reasonable advance notice, or (ii) pursuant to the written consent of the requisite Percentages of the Banks as required hereunder, provided that all of the Banks are given reasonable advance notice of the requests for such consent.

     11.12 Enforcement Actions by the Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Banks or all of the Banks, as the case may be (as provided for hereunder), shall direct, provided, however, that the Agent shall not be required to act or omit to act if, in the judgment of the Agent, such action or omission may expose the Agent to personal liability or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Bank (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under any of the Loan Documents. In the event Agent fails, within a commercially reasonable time, to take such action, assert such rights, or pursue such remedies as the Majority Banks or all of the Banks, as the case may be (as provided for hereunder), shall direct in conformity with this Agreement, the Majority Banks or all of the Banks, as the case may be, shall have the right to take such action, to assert such rights, or pursue such remedies on behalf of all of the Banks unless the terms hereof otherwise require the consent of all the Banks to the taking of such actions (in which event all of the Banks must join in such action).

     12.   MISCELLANEOUS

     12.1 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP.

     12.2 Consent to Jurisdiction. Company and Banks hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal or Michigan state court sitting in Detroit in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and Company and Banks hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal or Michigan state court.

     12.3 Law of Michigan. This Agreement and the Notes have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     12.4 Interest. In the event the obligation of Company to pay interest on the principal balance of the Notes is or becomes in excess of the maximum interest rate which Company is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable with respect to such Bank's
Percentage shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

     12.5 Closing Costs and Other Costs. Company agrees to pay, or reimburse the Agent for payment of, on demand (a) all reasonable closing costs and expenses, including, by way of description and not limitation, house and outside attorney fees and advances, appraisal and accounting fees, and lien search fees incurred by Agent in connection with the commitment, consummation and closing of the loans contemplated hereby or in connection with any amendment, refinancing or restructuring of the credit arrangements provided under this Agreement; (b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (c) all reasonable costs and expenses of the Agent or any of the Banks (including reasonable fees and expenses of counsel and whether incurred through negotiations, legal proceedings or otherwise) in connection with any Event of Default or the enforcement of this Agreement, or the Loan Documents or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement and (d) all reasonable costs and expenses of the Agent or any of the Banks (including reasonable fees and expenses of counsel) in connection with any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Agent or any of the Banks from paying any amount under, or otherwise relating in any way to, any Letter of Credit and any and all costs and expenses which any of them may incur relative to any payment under any Letter of Credit. All of said amounts required to be paid by Company, may, at Agent's option, be charged by Agent as a Prime-based Advance against the Indebtedness.

     12.6 Notices. Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, by telex or by facsimile and addressed or delivered to it at its address set forth on the signature pages hereof or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 12.6. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given 2 Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (answerback confirmed in the case of telexes and receipt confirmed in the case of telecopies). Agent may, but shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by telex or facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control.

     12.7 Further Action. Company, from time to time, upon written request of Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

     12.8  Successors and Assigns; Participations.

           (a) This Agreement shall be binding upon and shall inure to the benefit of Company, the Agent and the Banks, and their respective successors and assigns.

           (b) The foregoing shall not authorize any assignment by Company of its rights or duties hereunder, and no such assignment shall be made (or effective) without the prior written approval of the Banks.

           (c) Each of the Banks may at any time and from time to time, subject to the terms and conditions hereof, grant participations (but not assignments, except as expressly permitted hereunder) in such Bank's rights and obligations hereunder and under the other Loan Documents to any commercial bank, savings and loan association, or other similar financial institution, which institution is approved in advance in writing by Agent and Company, such approval not to be unreasonably withheld or delayed; provided, however, that the approval of Agent shall not be required for the grant of a participation by a Bank to its Affiliate, to any other Bank or to any Federal Reserve Bank. The Company authorizes each Bank to disclose to any prospective participant, once approved by Company and Agent
(if such approval is required), any and all financial information in such Bank's possession concerning the Company which has been delivered to such Bank pursuant to this Agreement. A Bank shall not be permitted to assign or otherwise transfer (except by participation according to the terms hereof) its rights and obligations hereunder, except (x) to any Bank or
(y) with the prior written consent of the Company (except that no such consent shall be required upon the occurrence and during the continuance of an Event of Default) and the Agent, to any other financial institution; provided that if any such assignment is of less than all of a Bank's rights and obligation hereunder, it shall be in an amount not less than $5,000,000;

           (d) Each assignment by a Bank of any portion of its rights and obligations hereunder and under the other Loan Documents shall be made pursuant to an Assignment Agreement substantially (as determined by Agent) in the form attached hereto as Exhibit "L" (with appropriate insertions acceptable to Agent) and shall be subject to the terms and conditions hereof, and to the following restrictions:

              (i) each assignment shall cover all of the Notes issued by Company hereunder, and shall be for a fixed and not varying percentage thereof, with the same percentage applicable to each such Note;

             (ii) each assignment shall be of all of a Bank's rights and obligations hereunder or in a minimum amount of Five Million Dollars
                       ($5,000,000); and

            (iii) no assignment shall be effective unless Agent has received from the assignee (or from the assigning Bank) an assignment fee of $3,000 for each such assignment.

In connection with any assignment, Company and Agent shall be entitled to continue to deal solely and directly with the assigning Bank in connection with the interest so assigned until
(x) the Agent shall have received a notice of assignment duly executed by the assigning Bank and an Assignment Agreement (with respect thereto) duly executed by the assigning Bank and each assignee; and (y) the assigning Bank shall have delivered to the Agent the original of each Note held by the assigning Bank. From and after the date on which the Agent shall notify Company and the assigning Bank that the foregoing conditions shall have been satisfied and all consents (if any) required shall have been given, the assignee thereunder shall be deemed to be a party to this Agreement. To the extent that rights and obligations hereunder shall have been assigned to such assignee as provided in such notice of assignment (and Assignment Agreement), such assignee shall have the rights and obligations of a Bank under this Agreement (including without limitation the right to receive Fees payable hereunder in respect of the period following such assignment). In addition, the assigning Bank, to the extent that rights and obligations hereunder shall have been assigned by it as provided in such notice of assignment (and Assignment Agreement), but not otherwise, shall relinquish its rights and be released from its obligations under this Agreement.

Within five (5) Business Days following Company's receipt of notice from the Agent that Agent has accepted and executed a notice of assignment and the duly executed Assignment Agreement, Company shall, to the extent applicable, execute and deliver to the Agent in exchange for any surrendered Note, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to it pursuant to such notice of assignment (and Assignment Agreement), and with respect to the portion of the Indebtedness retained by the assigning Bank, to the extent applicable, a new Note payable to the order of the assigning Bank in an amount equal to the amount retained by such Bank hereunder shall be executed and delivered by the Company.
Agent, the Banks and the Company acknowledge and agree that any such new Note(s) shall be given in renewal and replacement of the surrendered Notes and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by any surrendered Note, and each such new Note shall contain a provision confirming such agreement.

           (e) Each Bank agrees that any participation agreement permitted hereunder shall comply with all applicable laws and shall be subject to the following restrictions (which shall be set forth in the applicable Participation Agreement):

              (i) such Bank shall remain the holder of its Notes hereunder, notwithstanding any such participation;

             (ii) except as expressly set forth in this Section 12.8(e) with respect to rights of setoff and the benefits of Article 3 hereof, a participant shall have no direct rights or remedies hereunder;

            (iii) a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof to any Bank other than the Bank which transferred such interest to such participant; and

             (iv) such Bank shall retain the sole right and responsibility to enforce the obligations of the Company relating to the Notes and Loan Documents, including, without limitation, the right to proceed against any Guarantors, or cause Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant, except for those matters covered by Section 12.11(a) through (g) hereof (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Bank, and Company, Agent and the other Banks may continue to deal directly with such Bank in connection with such Bank's rights and duties hereunder), and shall otherwise be in form satisfactory to Agent.

Company agrees that each participant shall be deemed to have all rights of setoff under this Agreement in respect of its participation interest in amounts owing under this Agreement and the Loan Documents to the same extent as if the Indebtedness were owing directly to it as a Bank under this Agreement, shall be subject to the pro rata recovery provisions of Section 10.2 hereof, and that each participant shall be entitled to the benefits of Article 3 hereof. No such participation shall relieve any Bank of any of its obligations under this Agreement or any of the other Loan Documents, and all actions hereunder shall be conducted as if no such participation had been granted.

     12.9  Reserved.

      12.10 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

      12.11 Amendment and Waiver. No amendment or waiver of any provision of this Agreement or any Loan Document, nor consent to any departure by Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks (and, with respect to any amendments to this Agreement or the other Loan Documents, by Company, if a signatory thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) subject the Banks to any additional obligations, (b) reduce the principal of, or interest on, the Revolving Credit Notes or any Fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Notes or any fees or other amounts payable hereunder, (d) waive any Event of Default specified in Section 9.1(a), (e) take any action which requires the signing of all Banks pursuant to the terms of this Agreement or any Loan Document, (f) change the aggregate unpaid principal amount of the Notes which shall be required for the Banks or any of them to take any action under this Agreement or any Loan Document, or (g) change the definition of "Majority Banks" or this Section 12.11; provided further, that no amendment, wavier or consent shall, unless in writing signed by the Swing Line Bank do any of the following: (x) reduce the principal of or interest on, the Swing Line Note, or (y) postpone any date fixed for any payment of principal of or interest on, the Swing Line Note; and provided further, however, that no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to all the Banks, affect the rights or duties of the Agent under this Agreement or any Loan Document. All references in this Agreement to "Banks" or "the Banks" shall refer to all Banks, unless expressly stated to refer to Majority Banks.

      12.12 Taxes and Fees. Should any documentary, stamp or similar tax (other than a tax based upon the net income of any Bank or Agent imposed by the jurisdiction in which such Bank or Agent have their respective principal executive offices), or recording or filing fee become payable in respect of this Agreement or any of the Loan Documents (or the execution, filing or recording thereof) or any amendment, modification or supplement hereof or thereof, Company agrees to pay the same together with any interest or penalties thereon and agrees to hold the Agent and the Banks harmless with respect thereto.

      12.13 Confidentiality. Each Bank agrees that it will not disclose without the prior consent of Company, as applicable, (other than to its employees, to another Bank or to its auditors or counsel) any information with respect to Company which is furnished pursuant to this Agreement or any of the Loan
Documents and specifically designated in writing by Company confidential information; provided that any Bank may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Bank from any third party under no duty of confidentiality to Company, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Bank, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, and (e) to any prospective permitted transferee or assignee or to any approved participant of, or with respect to, the Notes, as aforesaid, who shall agree in writing to be bound by the terms of this Section 12.13.

      12.14 Withholding Taxes. If any Bank is not incorporated under the laws of the United States or a state thereof, such Bank shall promptly deliver to the Agent two executed copies of
(i) Internal Revenue Service Form 1001 specifying the applicable tax treaty between the United States and the jurisdiction of such Bank's domicile which provides for the exemption from withholding on interest payments to such Bank, (ii) Internal Revenue Service Form 4224 evidencing that the income to be received by such Bank hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to the Agent that such Bank is exempt from United States income tax withholding with respect to such income. Such Bank shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to such Bank hereunder were subject to United States income tax withholding when made, such Bank shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually withheld by the Agent.

      12.15    Reserved.

      12.16 Effective Upon Execution. This Agreement shall become effective upon the execution hereof by Banks, Agent and Company and the issuance by Company of the Notes hereunder, and shall remain effective until the Indebtedness has been repaid and discharged in full and no commitment to extend any credit hereunder or under any of the other Loan Documents, whether optional or obligatory, remains outstanding.

      12.17 Waiver of Jury Trial. The Banks, the Agent and Company after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right any of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statements (whether oral or written) or action of any of them. Neither the Banks, the Agent nor Company shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by the Banks and the Agent or Company except by a written instrument executed by all of them.

      12.18 Complete Agreement; Conflicts. This Agreement, the Notes, any Requests for Advance hereunder, and the Loan
Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

      12.19 Severability. In case any one or more of the obligations of Company or any Guarantor under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of Company shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of Company under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

      12.20 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof.

      12.21 Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

      12.22 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or any event or condition which with notice or lapse of time, or both, could become such an Event of Default if such action is taken or such condition exists.

      12.23 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of Company or any party to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of Company in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Banks, notwithstanding any investigation heretofore or hereafter made by any Bank or on such Bank's behalf, and those covenants and agreements of Company set forth in Sections 3.1, 3.5, 3.6 and
12.5 hereof (together with any other indemnities of Company contained elsewhere in this Agreement or in any of the Loan Documents) and of Banks set forth in Section 12.13 hereof shall survive the repayment in full of the Indebtedness and the termination of the commitment of the Banks.

      WITNESS the due execution hereof as of the day and year first above written.


COMERICA BANK,                            CHAMPION ENTERPRISES, INC.
  as Agent


By:                                       By:


Its:                                      Its:


P.O. Box 75000                            2701 University Drive
Detroit, Michigan 48275-3268              Suite 320
Attn: Robert M. Porterfield               Auburn Hills, Michigan 48326
                                          Attention: President



REVOLVING CREDIT BANKS:                   COMERICA BANK



                                          By:

                                          Its:
Eurodollar Lending Office:                P.O. Box 75000
Comerica Bank                             Detroit, Michigan 48275-3268
One Detroit Center                        Attn: Robert M. Porterfield
500 Woodward Avenue                       Telex No. 235808
9th Floor, MC 3289                        Facsimile No. (313) 222-9514
Detroit, Michigan 48243
Attention: Sandra Fields
Facsimile No. (313) 222-5272

                                          THE FIRST NATIONAL BANK OF
                                          CHICAGO


Eurodollar Lending Office:
                                          By:

One First National Plaza
Suite 0088
Chicago, Illinois 60670                   Its:

Attn: Susan L. Comstock
Telex No. 4330253
Facsimile No. (312) 732-5161
                                          One First National Plaza
                                          Suite 0088
                                          Chicago, Illinois 60670
                                          Attn: Susan L. Comstock
                                          Telex No. 4330253
                                          Facsimile No. (312) 732-5161



SWING LINE BANK:                          COMERICA BANK



                                          By:

                                          Its:
                                          P.O. Box 75000
                                          Detroit, Michigan 48275-3268
                                          Attn: Robert M. Porterfield
                                          Telex No. 235808
                                          Facsimile No. (313) 222-9514


                                  EXHIBIT "A"

                     REQUEST FOR REVOLVING CREDIT ADVANCE


No.                                                   Dated:          , 199

TO:   Comerica Bank ("Agent")

RE: Credit Agreement dated as of September 29, 1995 by and among Company, the Bank signatories thereto and Comerica
      Bank, as Agent ("Credit Agreement")


      The Company pursuant to the Credit Agreement requests a Revolving Credit Advance from Banks as follows:

A.    Date of Advance:                , 199

B.    /  /  (check if applicable)

      This Advance is or includes a whole or partial refund/conversion of:

      Advance No(s).


C.    Type of Advance (check only one);

      /  /  Prime-based Advance
      /  /  Eurodollar-based Advance

D.    Amount of Advance:



E.    Interest Period (not applicable to Prime-based Advances)

                 months (insert 1, 2, 3 or 6)

F.    Disbursement Instructions

      /  /  Comerica Bank Account No.

      /  /  Other:




      The Company certifies to the matters specified in Section
2.7(e) of the Credit Agreement.

      Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.


                                    CHAMPION ENTERPRISES, INC.



                                    By:


                                    Its:



Agent Approval:

                                  EXHIBIT "B"

                             REVOLVING CREDIT NOTE


$                                               September 29, 1995



      On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Champion Enterprises, Inc., a Michigan corporation ("Company"), promises to pay to the order of [insert Bank] ("Bank") at Detroit, Michigan, care of Agent, for the account of Bank, in lawful money of the United States of America, the indebtedness or so much of the sum of [Insert Amount derived
from Percentages] Dollars ($        ), as may from time to time
have been advanced to Borrower and then be outstanding hereunder pursuant to Section 2 of the Champion Enterprises, Inc. Credit Agreement dated as of September 29, 1995, made by and among the Company, certain banks, including the Bank, and Comerica Bank as Agent for such banks, as the same may be amended from time to time (the "Agreement"), together with interest thereon as hereinafter set forth.

      Each of the Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

      This Note is a note under which advances (including refundings and conversions), repayments and readvances may be made from time to time, but only in accordance with the terms and conditions of the Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Agreement, to which reference is hereby made. Definitions and terms of the Agreement are hereby incorporated by reference herein.

      This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

      Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

      Nothing herein shall limit any right granted Bank by any other instrument or by law.


                                          CHAMPION ENTERPRISES, INC.



                                          By:


                                          Its:

                                  EXHIBIT "C"

                            PERMITTED ENCUMBRANCES

                                  EXHIBIT "D"

                          STATES OF INCORPORATION AND
                      QUALIFICATION/LIST OF SUBSIDIARIES



NAME OF SUBSIDIARY            STATE OF         QUALIFIED TO
                            INCORPORATION      DO BUSINESS

Champion Home Builders Co.     Michigan         Alabama
                                                California
                                                Colorado
                                                Florida
                                                Idaho
                                                Indiana
                                                Nebraska
                                                New Mexico
                                                New York
                                                North Carolina
                                                Pennsylvania
                                                Tennessee
                                                Texas

Champion Financial
 Corporation                   Michigan          -----

      Builders Credit
      Corporation              Michigan          -----

      CAC Funding
      Corporation              Michigan          -----

      Service Contract
      Corporation              Michigan          -----

Champion Home Communities,
  Inc.                         Michigan         North Carolina

Champion Motor Coach, Inc.     Michigan         Indiana

Moduline International,
  Inc.                         Washington        -----

      Moduline Industries
      (Oregon), Inc.           Oregon            -----

      Moduline Industries
      (Canada), Ltd.           British Columbia  -----

      Lamplighter Homes,
      Inc.                     Washington        -----

      Lamplighter Homes
      (Oregon), Inc.           Oregon            -----

Dutch Housing, Inc.            Michigan         Indiana

Crest Ridge Homes, Inc.        Michigan         Texas

Chandeleur Homes, Inc.         Michigan         Alabama

                                  EXHIBIT "E"

                                 PENSION PLANS


                                     NONE

                                  EXHIBIT "F"

               FLOOR PLAN FINANCING AND REPURCHASE ARRANGEMENTS



I.    Repurchase Agreements

      It is customary practice for companies in the manufactured housing and commercial bus industries to enter into repurchase agreements with lending institutions who have provided wholesale inventory floor plan financing to dealers. A majority of wholesale sales for Champion Enterprises, Inc. and its subsidiaries ("Champion") are made pursuant to these agreements.

      Such repurchase agreements generally provide for the repurchase of new inventory from the lender in the event of a dealer's default with the lender. Our liability is generally limited to 12-15 months from original date of sale to a dealer and is reduced for curtailments by various amounts as the reduction programs vary from lender to lender.

      While Champion is contingently liable for substantial amounts under these agreements, any expenses or losses are minimal due to the resale value of the products which we are required to repurchase.

      A sample copy of Champion's standard form of repurchase agreements for manufactured housing and recreational vehicles is attached as this exhibit.


II.   Recourse Liabilities

      In addition to the above, Champion and its subsidiary, Builders Credit Corp. ("BCC") and General Electric Capital Corp. ("GECC") entered into an Agreement for Purchase of Accounts, dated February 22, 1989 (the "Purchase Agreement"), whereby GECC provides and administers floor plan financing for Champion dealers on Champion products exclusively. Transamerica Commercial Financial Corporation has assumed GECC's obligations in the above Purchase Agreement.

      Pursuant to the Purchase Agreement, Champion and its subsidiaries, BCC, Champion Home Builders Co., Champion Motor Coach, Inc., and Moduline International, Inc. (Champion and its subsidiaries collectively referred to herein as the "Parties"), have a full recourse obligation in the case of a dealer default for sales out of trust, missing or damaged equipment and billed unpaid interest charges.

      Champion, based on past experience, provides currently for estimated future losses under this program with accruals based on monthly volumes financed with GECC.

      Amounts outstanding under recourse obligation at January 1, 1994 totaled $46 million.


III.  Retail Repurchase Obligations

      Prior to the sale of Champion's retail subsidiary, Global Homes, Inc. ("Global"), a significant portion of Champion's retail sales were made pursuant to installment sales contracts which were then customarily placed with various lending institutions. As part of these arrangements, the Company, through its subsidiary Champion Marketing Corporation, is obligated to repurchase the product upon customer default for the amount due the lending institution. The Company provides for estimated future expenses for such repurchase.

                                  EXHIBIT "G"

                          PERMITTED INDEBTEDNESS (*)

*TO BE UPDATED BY BORROWER


1.    Champion

 Lender                        Amount        Interest Rate        Year Due

Receivable Backed Notes       $3,142,408        10.4%             1994-2003
IBM (LT Lease)                    78,848        13.2%               1995
Clarklift (LT Lease)               7,429        11.2%               1995


2.    DHI

      1.    Capital lease with Midwest Commerce Leasing for new
            Ingersoll-Rand tractor lift commencing May, 1992 for 60 months at $616.00 per month; option to purchase at end of lease for $10,800.

      2. Capital lease with Midwest Commerce Leasing for one new Ingersoll-Rand tractor lift commencing October, 1992 for 60 months at $616.00 per month; option to purchase at end of lease for $10,800.

      3. Lease with Hull Life Truck, Inc. for 2 lift trucks commencing September 10, 1992 for 60 months at $1,020.00 per month.

      4.    Lease with Hull Life Truck, Inc. for new Ingersoll-
            Rand tow tractor commencing May 30, 1993 for 60 months at $616.00 per month.

      5. Lease with Hull Life Truck, Inc. for new Mitsubishi lift truck commencing October 23, 1991 for 60 months at $488.00 per month.

      6. Lease with Hull Life Truck, Inc. for one Mitsubishi lift truck commencing February 25, 1992 for 60 months at $510.00 per month.

      7. Lease with Hull Life Truck, Inc. for one Mitsubishi lift truck commencing __________________ for ______
            months at $___________ per month.

      8.    Lease with Hull Life Truck, Inc. for one new
            Mitsubishi lift truck commencing April 30, 1993 for 60 months at $510.00 per month.

      9.    Lease with Hull Life Truck, Inc. for one new
            Mitsubishi lift truck commencing May 30, 1993 for 60 months at $510.00 per month.

      10.   Lease with Hull Life Truck, Inc. for one new
            Mitsubishi lift truck commencing May 30, 1993 for 60 months at $510.00 per month.

      11.   Lease with Hull Life Truck, Inc. for one new
            Mitsubishi lift truck commencing May 30, 1993 for 60 months at $510.00 per month.

      12.   Lease with Hull Life Truck, Inc. for one new
            Mitsubishi lift truck commencing September 10, 1992 for 60 months at $510.00 per month.

                                 EXHIBIT "H"


                        REQUEST FOR SWING LINE ADVANCE


No.                                             Dated:          , 199


To:   Comerica Bank, Swing Line Bank

Re: Credit Agreement by and among Comerica Bank (individually and as Agent), the lenders from time to time parties thereto (collectively, "Banks"), and Champion Enterprises,
      Inc. ("Company") dated as of September 29, 1995 (as amended from time to time, the "Agreement").


      Pursuant to the Agreement, the Company requests a Swing
Line Advance from the Swing Line Bank as follows:

      A.    Date of Advance:

      B.    Amount of Advance:

            $


            /  /  Comerica Bank Account No. ______________

            /  /  Other: _________________________________
                          _________________________________

      C.    Interest Rate:

            1.    Prime-based Rate              / /
            2.    Quoted Rate                   / /

      D.    Interest Period:

            1.                 days*

*INSERT UP TO 30 DAYS



      The Company certifies to the matters specified in Section
2B.3(e) of the Agreement.


                                          CHAMPION ENTERPRISES, INC.



                                          By:


                                          Its:



Swing Line Bank Approval:

                                  EXHIBIT "J"


                                SWING LINE NOTE


$5,000,000                                        September 29, 1995



      On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Champion Enterprises, Inc., a Michigan corporation ("Company"), promises to pay to the order of Comerica Bank ("Bank") at 500 Woodward Avenue, Detroit, Michigan in lawful money of the United States of America, the sum of Five Million Dollars ($5,000,000), or so much of said sum as may from time to time have been advanced and then be outstanding hereunder pursuant to Article 2B of the Credit Agreement dated as of September 29, 1995, by and among the Company, certain banks, including the Bank, and Comerica Bank as Agent for such banks, as the same may be amended from time to time (the "Agreement"), together with interest thereon as hereinafter set forth.

      The unpaid principal indebtedness from time to time outstanding under this Note shall be due and payable on the last day of the Interest Period applicable thereto or as otherwise set forth in the Agreement, provided that no Swing Line Advance may mature or be payable on a day later than the Revolving Credit Maturity Date.

      Each of the Swing Line Advances made hereunder shall bear interest at the Prime-based Rate or the Quoted Rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

      This Note is a note under which advances, repayments and readvances may be made from time to time, but only in accordance with the terms and conditions of the Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Agreement, to which reference is hereby made. Definitions and terms of the Agreement are hereby incorporated by reference herein.

      This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

      Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

      Nothing herein shall limit any right granted Bank by any other instrument or by law.


                                          CHAMPION ENTERPRISES INC.



                                          By:


                                          Its:

                                  EXHIBIT "K"


                                    FORM OF
                   SWING LINE LOAN PARTICIPATION CERTIFICATE


                                          ________________, 199


[Name of Bank]

_________________________

_________________________


Ladies and Gentlemen:

      Pursuant to subsection 2B.5(b) of the Credit Agreement dated as of September 29, 1995, among Champion Enterprises Inc., the Banks named therein and Comerica Bank, as Agent, the undersigned hereby acknowledges receipt from you of $ as payment for a participating interest in the following Swing
Line Loan:

      Date of Swing Line Loan:________________________________

      Principal Amount of Swing Line Loan:____________________

The participation evidenced by this certificate shall be subject to the terms and conditions of the Credit Agreement including without limitation Section 2B.5(b) thereof.


                                    Very truly yours,

                                    COMERICA BANK, as Agent



                                    By:____________________________

                                    Its:___________________________

                                  EXHIBIT "L"

                                    FORM OF
                             ASSIGNMENT AGREEMENT


                                                    Date:

To:   CHAMPION ENTERPRISES, INC.

            and

      COMERICA BANK ("Agent")

Re:   Credit Agreement dated as of September 29, 1995 (the
      "Agreement"), among Champion Enterprises, Inc. ("Company"),
      Agent and certain Banks

Gentlemen and Ladies:

      Reference is made to Section 12.8 of the Agreement. Unless otherwise defined herein or the context otherwise requires, all initially capitalized terms used herein without definition shall have the meanings specified in the Agreement.

      This Agreement constitutes notice to each of you of the
proposed assignment and delegation by   [insert assignor Bank]
(the "Assignor") to   [insert proposed assignee]   (the
"Assignee") of a _____% undivided interest in Assignor's Revolving Credit Note under the Agreement (the "Note"), such that after giving effect to the assignment and assumption hereafter provided the Assignee's interest in the Note shall
equal $             * and its Percentage shall equal    % under
the Loan Documents.

*SUCH AMOUNT SHALL NOT BE LESS THAN $5,000,000.

      The Assignor hereby instructs the Agent to make all payments from and including the "Effective Date" (as hereafter defined) hereof in respect of the interest assigned hereby, directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date of the assignment and delegation being made hereby are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees accrued up to the Effective Date, the Assignee will promptly remit the same to the Assignor.

      The Assignee hereby confirms that it has received a copy of the Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary, together with copies of the other documents which were required to be delivered under the Agreement as a condition to the making of the loans thereunder. The Assignee acknowledges and agrees that it: (a) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its Percentage been granted and its loans been made directly by such Assignee to the Company without the intervention of the Agent, the Assignor or any other Bank; and (b) has made and will continue to make, independently and without reliance upon the Agent, the Assignor or any other Bank, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Agreement. The Assignee further acknowledges and agrees that neither the Agent, nor the Assignor has made any representations or warranties about the creditworthiness of the Company, or any other party to the Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Agreement, or any other of the Loan Documents. This assignment shall be made without recourse to or warranty by the Assignor, except as set forth herein.

      Except as otherwise provided in the Agreement, effective as of the Effective Date:

      (a) the Assignee: (i) shall be deemed automatically to have become a party to the Agreement, to have assumed all of the Assignor's obligations thereunder to the extent of the Assignee's percentage referred to in the second paragraph of this Assignment Agreement, and to have all the rights and obligations of a party to the Agreement, as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Agreement as if it were an original signatory thereto; and

      (b) the Assignor's obligations under the Agreement shall be reduced by the percentage referred to in the second paragraph of this Assignment Agreement.

      As used herein, the term "Effective Date" means the date on which all of the following have occurred or have been completed, as reasonably determined by the Agent:

      (1) the delivery to the Agent of an original of this Assignment Agreement executed by the Assignor and the Assignee;

      (2) the payment to the Agent, of all accrued fees, expenses and other items for which reimbursement is then owing under the Agreement;

      (3) the payment to the Agent of the $3,000 processing fee referred to in Section 12.8(d) (iii) of the Agreement; and

      (4)   all other restrictions and items noted in Sections
            12.8(c), (d) and (e) of the Agreement have been satisfied.

The Agent shall notify the Assignor and the Assignee of the Effective Date.

      The Assignee hereby advises each of you of the following administrative details with respect to the assigned loans:

            (A)   Address for Notices:

                  Institution Name:

                  Address:

                  Attention:

                  Telephone:

                  Facsimile:

            (B)   Payment Instructions:

            (C)   Proposed effective date of assignment.

      Please evidence your consent to and acceptance of the proposed assignment and delegation set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.

                                          [ASSIGNOR]


                                          By:


                                          Its:




                                          [ASSIGNEE]


                                          By:


                                          Its:

ACCEPTED AND CONSENTED TO
this     day of         ,


COMERICA BANK, Agent



By:

Its:



CHAMPION ENTERPRISES, INC.*



By:

Its:


[This form of Assignment Agreement (including footnotes) is subject in all respects to the terms and conditions of the Agreement which shall govern in the event of any inconsistencies or omissions.]



*ONLY IF CONSENT REQUIRED UNDER AGREEMENT
                                 SCHEDULE 1.1

                         EXISTING LETTERS OF CREDIT


LETTER OF CREDIT NO.   FACE AMOUNT          BENEFICIARY

    510929              $595,000     United Pacific Insurance Co.
    526542            $4,251,526            Aetna Casualty
    526541              $414,580            Aetna Casualty
    526613              $463,219            Aetna Casualty
    525935              $172,881            Aetna Casualty

                                 SCHEDULE 5.12

                             ENVIRONMENTAL MATTERS

      In December 1990, Champion Home Builders Co. ("CHB") received a Section 104 notification letter from the United States Environmental Protection Agency ("EPA") advising CHB that it is a potentially responsible party ("PRP") for remediation of the Metamora Landfill in Metamora, Michigan (the "Site"). In August 1994, CHB received a Section 107 demand for restitution of past response costs incurred by the EPA. CHB conducted a thorough investigation of its waste generation practices at the Site and, as a result of that investigation, believes that its liability as a PRP is de minimis. However, to avoid the uncertainty of the result of protracted litigation, CHB has agreed to settle the EPA's claims for all past and future costs for the sum of $3 million. The EPA is preparing a consent order agreeable to all concerned and is in the process of obtaining settlement approval from the Justice Department and the District Court in Flint. Execution of the consent order and payment of the $3 million is expected in early 1996.

      On January 4, 1995, CHB received a demand from the Michigan Department of Natural Resources ("MDNR") for payment of past costs incurred pursuant to Section 104 and future costs incurred by the State of Michigan for responding to the release or threatened release of hazardous substances ar the Site. The demand letter alleges that CHB is jointly and severally responsible with other PRP's for payment of $3.4 million in costs. On July 31, 1995 CHB voluntarily entered into an Administrative Order by Consent with the MDNR and subsequently paid the State $65,000 in full and total settlement of CHB's liability for all past, present and future response costs incurred by the State and costs that may continue to accrue in undertaking response activities at the Site. The order provides CHB with full contribution protection.

      CHB is voluntarily remediating a leaking underground storage tank site at its former Dryden manufactured home production facility. Soil remediation was completed in February, 1994. Ground water remediation, if necessary, is expected to begin in the spring of 1996. The cost of such remediation is not considered by management to be material.

      In August 1995, CHB received a Section 107 demand for restitution of past and anticipated future EPA response costs at the Tri-Cities Barrel Co., Inc. Superfund Site in Fenton, New York. The EPA determined that CHB was entitled to de minimis status under Section 122(g)(1)(A) of CERCLA and offered to settle for the sum of $66,400 provided that CHB enter into and execute an Administrative order on Consent. on September 13, 1995, CHB executed the order which provides for the full and total release of liability for all past, present and future response costs incurred by the EPA and for contribution protection.